PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-191806

Energy XXI Gulf Coast, Inc.

Offer to exchange up to
$500,000,000 aggregate principal amount of 7.50% Senior Notes due 2021 for
$500,000,000 aggregate principal amount of 7.50% Senior Notes due 2021 that have been registered under the Securities Act of 1933

The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on May 23, 2014, unless extended.

We are offering to exchange up to $500,000,000 aggregate principal amount of our outstanding 7.50% Senior Notes due 2021 (the “old Notes”) for new notes with substantially identical terms that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are freely transferable (the “new Notes” and, together with the old Notes, the “Notes”). We issued the old Notes on September 26, 2013 in a transaction not requiring registration under the Securities Act. We are offering you new Notes in exchange for old Notes in order to satisfy our registration obligations from that previous transaction. The new Notes will represent the same debt as the old Notes, and we will issue the new Notes under the same indenture as the old Notes. The new Notes offered hereby, together with any old Notes that remain outstanding after the completion of the exchange offer, will be treated as a single class under the indenture governing them.

Please read “Risk Factors” on page 7 of this prospectus for a discussion of factors you should consider before participating in the exchange offer.

We will exchange for an equal principal amount of new Notes all old Notes that you validly tender and do not validly withdraw before the exchange offer expires. You may withdraw tenders of old Notes at any time prior to the expiration of the exchange offer. The exchange procedure is more fully described in “The Exchange Offer — Procedures for Tendering.” If you fail to tender your old Notes, you will continue to hold unregistered Notes that you will not be able to transfer freely.

The terms of the new Notes are substantially identical to the old Notes, except that the transfer restrictions, registration rights and provisions for additional interest applicable to the old Notes do not apply to the new Notes. Please read “Description of the New Notes” for more details on the terms of the new Notes. We will not receive any cash proceeds from the issuance of the new Notes in the exchange offer.

Each broker-dealer that receives new Notes for its own account pursuant to this exchange offer must acknowledge in the letter of transmittal that it will deliver this prospectus in connection with any resale of such new Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new Notes received in exchange for old Notes where such old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Please read “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 25, 2014

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). In deciding whether to participate in the exchange offer, you should rely only on the information contained in or incorporated by reference into this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or in the documents incorporated by reference into this prospectus are accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated document, as the case may be.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to: Investor Relations, Energy XXI, 1021 Main, Suite 2626, Houston, Texas 77002; telephone number: (713) 351-3000. To obtain timely delivery, you must request the information no later than May 16, 2014, or the date which is five business days before the expiration date of this offer.

TABLE OF CONTENTS

Cautionary Statement Regarding Forward-Looking Statements	ii
Prospectus Summary	1
Risk Factors	7
The Exchange Offer	13
Ratio of Earnings To Fixed Charges	19
Use of Proceeds	20
Description of The New Notes	21
Certain U.S. Federal Income Tax Consequences	63
Plan of Distribution	64
Legal Matters	66
Experts	66
Where You Can Find More Information	66

Index to Consolidated Financial Statements of EPL Oil & Gas, Inc.	F-1
Annex A: Letter of Transmittal	A-1

i

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this prospectus may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to herein as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to those summarized below:

•	our business strategy;

•	our financial position;

•	the extent to which we are leveraged;

•	our cash flow and liquidity;

•	declines in the prices we receive for our oil and gas affecting our operating results and cash flows;

•	economic slowdowns that can adversely affect consumption of oil and gas by businesses and consumers;

•	uncertainties in estimating our oil and gas reserves;

•	replacing our oil and gas reserves;

•	uncertainties in exploring for and producing oil and gas;

•	our inability to obtain additional financing necessary in order to fund our operations, capital expenditures, and to meet our other obligations;

•	availability of drilling and production equipment and field service providers;

•	disruption of operations and damages due to hurricanes or tropical storms;

•	availability, cost and adequacy of insurance coverage;

•	competition in the oil and gas industry;

•	our inability to retain and attract key personnel;

•	the effects of government regulation and permitting and other legal requirements;

•	costs associated with perfecting title for mineral rights in some of our properties; and

•	other factors discussed under “Risk Factors.”

Other factors that could cause our actual results to differ from our projected results are described herein under “Risk Factors” beginning on page 7 or incorporated by reference from our filings with the SEC, including the Annual Report on Form 10-K for the year ended June 30, 2013 (the “2013 Annual Report”) of Energy XXI (Bermuda) Limited, the ultimate parent of the Company (the “Parent”).

ii

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

iii

 Prospectus Summary

This summary may not contain all the information that may be important to you or that you should consider before deciding whether to participate in the exchange offer. You should read this entire prospectus and the documents we have incorporated into this prospectus by reference for a more complete understanding of this exchange offer before making an investment decision. You should carefully consider the information set forth under “Risk Factors” beginning on page 7 of this prospectus and in the 2013 Annual Report. In addition, certain statements include forward-looking information which involves risks and uncertainties. Please read “Cautionary Statement Regarding Forward-Looking Statements” beginning on page ii of this prospectus. References to the “Notes” in this prospectus include both the old Notes and the new Notes.

For purposes of this prospectus, unless the context clearly indicates otherwise, “we,” “us,” “our,” “the Company” and similar terms refer to Energy XXI Gulf Coast, Inc. (including its permitted successors and assigns) and not to any of its subsidiaries.

The term “Parent” refers to Energy XXI (Bermuda) Limited, the ultimate parent of the Company including any successors and assigns.

The Company

We are an independent oil and natural gas exploration and production company with operations focused in the U.S. Gulf Coast and the Gulf of Mexico. We are an indirect wholly-owned subsidiary of our Parent.

Our executive offices are located at 1021 Main, Suite 2626, Houston, Texas 77002 and our telephone number is (713) 351-3000. Our website is located at http://www.energyxxi.com. The information on our website is not part of this prospectus.

Our Parent

Our Parent is an independent oil and natural gas exploration and production company with operations focused in the U.S. Gulf Coast and the Gulf of Mexico. Our Parent’s business strategy includes: (i) acquiring oil and gas properties; (ii) exploiting and exploring its core assets to enhance production and ultimate recovery of reserves; and (iii) utilizing a portion of its capital program to explore the ultra-deep trend for potential quantities of oil and gas.

Our Parent’s common stock trades on the AIM of the London Stock Exchange and on the NASDAQ Global Select Market under the symbol “EXXI.”

For additional information as to our and our Parent’s business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

Recent Developments

On March 12, 2014, we, our Parent and Clyde Merger Sub, Inc., our wholly-owned subsidiary (“Merger Sub”), entered into a definitive merger agreement with EPL Oil & Gas, Inc. (“EPL”), pursuant to which our Parent will acquire all of EPL’s outstanding shares for total consideration of $2.3 billion (the “Merger”).

The completion of the Merger is subject to satisfaction or waiver of certain closing conditions, including, (i) approval of the definitive merger agreement by EPL’s stockholders, (ii) approval of the issuance of our Parent’s common stock by its shareholders, (iii) approval of the election of a new director to our Parent’s board of directors by its shareholders, (iv) approval for listing of the shares of our Parent’s common stock to be issued in the Merger on the NASDAQ Global Select Market, (v) there being no law or injunction prohibiting consummation of the Merger, (vi) expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (vii) the effectiveness of a registration statement on Form S-4, (viii) subject to specified materiality standards, the accuracy of the representations and warranties of the other party, (ix) compliance by the other party in all material respects with its covenants, (x) EPL meeting minimum EBITDAX requirements for the four consecutive fiscal periods ending prior to the closing of no less than 70% of EPL’s EBITDAX for the year ended December 31, 2013 and (xi) the absence of a material adverse effect on the other party. The completion of the Merger is not conditioned on receipt of financing by our Parent. For more information regarding the Merger, please see our Current Reports on Form 8-K filed on March 13, 2014.

1

 The Exchange Offer

On September 26, 2013, we completed a private offering of the old Notes. In connection with that private offering, we entered into a registration rights agreement with the initial purchasers of the old Notes in which we agreed to, among other things, deliver this prospectus and to consummate the exchange offer within 40 days after the effective date of the registration statement of which this prospectus forms a part. The following is a summary of the exchange offer.

Old Notes	Our 7.50% Senior Notes due 2021, which we issued on September 26, 2013.

New Notes	Our 7.50% Senior Notes due 2021. The terms of the new Notes are substantially identical to the terms of the old Notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the old Notes do not apply to the new Notes. The new Notes offered hereby, together with any old Notes that remain outstanding after the completion of the exchange offer, will be treated as a single class for all purposes under the indenture governing such notes, including, without limitation, waivers, amendments, redemptions and offers to purchase. The new Notes will have a CUSIP number different from that of any old Notes that remain outstanding after the completion of the exchange offer.

Exchange Offer	We are offering to exchange new Notes for old Notes to satisfy our obligations under the registration rights agreement that we entered into when we issued the old Notes in a transaction exempt from registration under the Securities Act.

Expiration Date	The exchange offer will expire at 5:00 p.m. New York City time, on May 23, 2014, unless we decide to extend the exchange offer.

Conditions to the Exchange Offer	The registration rights agreement does not require us to accept old Notes for exchange if the exchange offer or the making of any exchange by a holder of the old Notes would violate any applicable law or interpretation of the staff of the SEC. A minimum aggregate principal amount of old Notes being tendered is not a condition to the exchange offer. Please read “Exchange Offer — Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Old Notes	All of the old Notes are held in book-entry form through the facilities of The Depository Trust Company, or “DTC.” To participate in the exchange offer, you must follow the procedures established by DTC for tendering old Notes held in book entry form. These procedures, which we call “ATOP,” require that (1) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through ATOP, and (2) DTC confirms that:

•	DTC has received your instructions to exchange your old Notes, and

•	you agree to be bound by the terms of the letter of transmittal.

2

For more information on tendering your old Notes, please read “The Exchange Offer — Terms of the Exchange Offer” and “— Procedures for Tendering.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of old Notes under the exchange offer at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m. New York City time on the expiration date of the exchange offer. Please read “The Exchange Offer — Withdrawal of Tenders.”
Acceptance of Old Notes and Delivery

of New Notes	If you fulfill all conditions required for proper acceptance of old Notes, we will accept any and all old Notes that you properly tender in the exchange offer before 5:00 p.m. New York City time on the expiration date. We will return to you, without expense promptly after the expiration date, any outstanding Note that we do not accept for exchange. We will deliver the new Notes promptly after the expiration date and acceptance of the old Notes for exchange. Please read “The Exchange Offer — Terms of the Exchange Offer.”

Fees and Expenses	We will bear all expenses related to the exchange offer. Please read “The Exchange Offer — Fees and Expenses.”

Use of Proceeds	The issuance of the new Notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.
Consequences of Failure to Exchange
Old Notes	If you do not exchange your old Notes in the exchange offer, you will no longer be able to require us to register the old Notes under the Securities Act, except in the limited circumstances provided in the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old Notes unless we have registered the old Notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.
Certain U.S. Federal Income Tax

Consequences	The exchange of new Notes for old Notes will not be a taxable event for U.S. federal income tax purposes. Please read “Certain U.S. Federal Income Tax Consequences.”

Exchange Agent	We have appointed Wells Fargo Bank, National Association, as the exchange agent for the exchange offer. You should direct questions and requests for assistance, for additional copies of this prospectus or the letter of transmittal to the exchange agent.

3

 Terms of the Notes

The new Notes will be substantially identical to the old Notes except that the new Notes will be registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new Notes will evidence the same debt as the old Notes, and the same indenture will govern the new Notes and the old Notes.

The following summary contains basic information about the new Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this prospectus entitled “Description of the Notes.”

Issuer	Energy XXI Gulf Coast, Inc.

Securities Offered	Up to $500,000,000 aggregate principal amount of 7.50% Senior Notes due 2021 (the “new Notes”).

Interest Rate	The new Notes will accrue interest from September 26, 2013 at a rate of 7.50% per annum. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest Payment Dates	Interest on the new Notes will be payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2013.

Maturity	December 15, 2021.

Guarantees	The new Notes will be guaranteed by each of our existing subsidiaries and certain future material domestic restricted subsidiaries and Energy XXI (Bermuda) Limited, our ultimate parent company. See ‘‘Description of the New Notes — Brief Description of the Notes and the Guarantees — The Guarantees.’’ Although the new Notes will be guaranteed by our Parent, our Parent will generally not be subject to the restrictive covenants in the indenture governing the Notes.

Ranking	The new Notes will rank:

•	equal in right of payment to all of our existing and future senior indebtedness, including indebtedness under our revolving credit facility, our 9.25% Senior Notes due 2017 (the “9.25% Notes”) and our 7.75% Senior Notes due 2019 (the “7.75% Notes and, together with the 9.25% Notes, the “Existing Unsecured Notes”);

•	effectively subordinated, to the extent of the value of the assets securing such indebtedness, to any of our existing and future secured indebtedness, including the indebtedness under our revolving credit facility; and

•	senior in right of payment to any of our existing and future subordinated indebtedness.

Optional Redemption	On or after December 15, 2016, we will have the right to redeem all or some of the Notes at specified redemption prices, plus accrued and unpaid interest. Prior to December 15, 2016, we may redeem up to 35% of the aggregate principal amount of the Notes at a price equal to 107.5% of the aggregate principal amount in an amount not greater than the proceeds of certain equity offerings. In addition, prior to December 15, 2016, we may redeem all or part of the Notes at a price equal to 100% of their aggregate principal amount plus a make-whole premium and accrued and unpaid interest.

4

Change of Control Offer	If a change of control, as defined in the indenture, occurs, each holder of Notes will have the right to require us to repurchase all or any part of their Notes at a price equal to 101% of the aggregate principal amount plus accrued and unpaid interest.

Asset Sale Proceeds	If we engage in certain asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, repay debt or make an offer to purchase a principal amount of the Notes equal to the excess net cash proceeds. The purchase price of each Note so purchased will be 100% of its principal amount plus accrued and unpaid interest.

Certain Covenants	The new Notes will be issued under an indenture containing covenants that, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	transfer or sell assets;

•	make loans or investments;

•	pay dividends, redeem subordinated indebtedness or make restricted payments;

•	incur or guarantee additional indebtedness or issue disqualified capital stock;

•	create or incur certain liens;

•	incur dividend or other payment restrictions affecting certain subsidiaries;

•	consummate a merger, consolidation or sale of all or substantially all of our assets;

•	enter into transactions with affiliates; and

•	engage in business other than the oil and gas business.

During any period that the Notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard and Poor’s Rating Services and no default has occurred and is continuing, many of the foregoing covenants will cease to be in effect. See “Description of the New Notes — Certain Covenants — Suspended Covenants.”

These covenants are subject to a number of important limitations and exceptions. For more details, see “Description of the New Notes — Certain Covenants.”

With limited exceptions, the Parent will not be subject to these covenants.

5

No Established Trading Market	The new Notes will be a new issue of securities for which there is currently no market and will not be listed on any securities exchange or included in any automated dealer quotation system. No assurance can be given that an active trading market for the new Notes will develop. If an active trading market for the new Notes never develops, the market price and liquidity of the new Notes may be adversely affected.

Form and Denominations	The new Notes will be issued in minimum denominations of $2,000 and $1,000 integral multiples in excess thereof. The new Notes will be book-entry only and registered in the name of a nominee of DTC. Investors may elect to hold interests in the new Notes through Clearstream Banking, S.A., or Euroclear Bank S.A./N.V., as operator of the Euroclear system if they are participants in those systems or indirectly through organizations that are participants in those systems.

6

Risk Factors

Before deciding to participate in the exchange offer, you should consider carefully the risks and uncertainties described below and in the 2013 Annual Report, together with all of the other information included or incorporated by reference in this prospectus, including financial statements and related notes. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected.

Risks Related to the Exchange Offer

If you do not properly tender your old Notes, you will continue to hold unregistered old Notes and your ability to transfer old Notes will be adversely affected.

We will only issue new Notes in exchange for old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old Notes and you should carefully follow the instructions on how to tender your old Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old Notes.

If you do not exchange your old Notes for new Notes pursuant to the exchange offer, the old Notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old Notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register old Notes under the Securities Act unless our registration rights agreement with the initial purchasers of the old Notes requires us to do so. Further, if you continue to hold any old Notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer Notes outstanding.

Risks Related to the Notes

The new Notes and the guarantees will be structurally subordinated to our and the guarantors’ secured debt to the extent of the value of the collateral securing the debt.

The indebtedness evidenced by the new Notes will be our senior unsecured obligations. The new Notes will rank equally in right of payment with all of our existing and future senior indebtedness, including the Existing Unsecured Notes, and senior to all of our existing and future subordinated indebtedness. However, the new Notes will be structurally subordinated to all of our existing and future secured indebtedness (including our obligations under the revolving credit facility), to the extent of the value of the assets securing such secured indebtedness. Debt outstanding under our revolving credit facility (including hedges entered into in connection therewith) is secured by a first priority security interest, subject to certain exceptions, in substantially all of our assets and, through secured guarantees, the assets of our subsidiaries.

The indebtedness evidenced by the subsidiary guarantees and our Parent’s guarantee will be senior unsecured indebtedness of the applicable guarantor. Such guarantees will rank equally in right of payment with all existing and future senior indebtedness of such guarantor, and senior to all existing and future subordinated indebtedness of such guarantor. The guarantees will also be effectively subordinated to any secured indebtedness of such guarantor, including the obligations of such guarantor under our revolving credit facility (including hedges entered into in connection therewith), to the extent of the value of the assets securing such secured indebtedness. With respect to our future subsidiaries, only domestic subsidiaries that meet materiality requirements in the indenture and that guarantee our debt under a credit facility will be required to guarantee the new Notes.

As of December 31, 2013, we and the subsidiary guarantors had outstanding approximately $167.9 million of secured indebtedness and $225.3 million in outstanding letters of credit under our revolving credit facility, to which the new Notes would effectively be junior in right of payment to the extent of the value of the assets securing such obligations. In addition, we had the ability to borrow an additional $709.9 million under such revolving credit facility.

In the event of a bankruptcy, liquidation, reorganization or other winding up involving us or any of our subsidiaries, a default in the payment under our revolving credit facility, the new Notes or an acceleration of any debt under our revolving credit facility (including hedges entered into in connection therewith) or the new Notes. The holders of the secured debt could have the right to foreclose on their collateral to the exclusion of the holders of the new Notes even if an event of default were then to exist under the indenture governing the new Notes. Upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the new Notes.

7

We are dependent on the earnings of our subsidiaries to make payments on the Notes.

A substantial portion of our assets consist of direct and indirect ownership interests in our subsidiaries. Our subsidiaries are legally distinct from us and have no obligation to make funds available to us for payment of our indebtedness. Consequently, our ability to repay our debt, including the new Notes, depends to a large extent on the earnings of our subsidiaries, our ability to receive funds from such subsidiaries through dividends, repayment of intercompany notes or other payments and from our investments in cash and marketable securities. The ability of our subsidiaries to pay dividends, repay intercompany notes or make other advances to us is subject to restrictions imposed by applicable laws, tax considerations and agreements governing our subsidiaries. In addition, such payment may be restricted by claims against our subsidiaries by their creditors, including suppliers, vendors, lessors and employees.

We may not be able to purchase the Notes upon a change of control or an offer to repurchase the Notes in connection with an asset sale as required by the indenture.

Upon the occurrence of specific types of change of control events, we may be required to offer to repurchase all of the Notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. In addition, in connection with certain asset sales, we may be required to offer to repurchase a principal amount of the Notes equal to the amount of any excess cash proceeds from such sale at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase. We may not have sufficient funds available to repurchase all of the Notes tendered pursuant to any such offer and any other debt that would become payable upon a change of control (including the Existing Unsecured Notes). Our failure to purchase the Notes would be a default under the indenture, which would in turn trigger a default under the revolving credit facility. In that event, we would need to cure or refinance the revolving credit facility before making an offer to purchase the Notes. Additionally, the exercise by the holders of Notes of their right to require us to repurchase the Notes upon a change of control or an asset sale could cause a default under our revolving credit facility if we are then prohibited by the terms of the revolving credit facility from making the change of control or asset sale offer under the indenture. In the event a change of control or an asset sale occurs at a time when we are prohibited from purchasing Notes, we could seek the consent of our senior lenders to purchase Notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing Notes. In that case, our failure to purchase tendered Notes would constitute an event of default under the indenture, which could, in turn, constitute a default under the other indebtedness, including the first lien revolving credit agreement. A change of control (as defined under the revolving credit facility) would also constitute a default under our revolving credit facility. Upon any such default, the lenders may declare any outstanding obligations under the revolving credit facility immediately due and payable. If such debt repayment were accelerated, we may not have sufficient funds to repurchase the Notes and repay the debt. There can be no assurance that we would be able to refinance our indebtedness or, if a refinancing were to occur, that the refinancing would be on terms favorable to us.

In addition, agreements governing future senior indebtedness may contain prohibitions of certain events that would constitute a change of control or require such senior indebtedness to be repurchased or repaid upon a change of control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such agreements, even if the change of control itself does not due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of change of control includes a phrase relating to the sale or other transfer of “all or substantially all” of the properties or assets of the Parent and its subsidiaries, taken as a whole, us or any of our restricted subsidiaries taken as a whole. There is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of any of the companies in question, and therefore it may be unclear as to whether a change of control has occurred and whether the holders of the Notes have the right to require us to repurchase such Notes.

8

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes.

As of December 31, 2013, we and the subsidiary guarantors had outstanding approximately $1,667.9 million in total indebtedness. Our high level of indebtedness could have important consequences to you, including the following:

•	it may make it difficult for us to satisfy our obligations under the new Notes and our other indebtedness and contractual and commercial commitments;

•	it may prevent us from raising the funds necessary to repurchase new Notes tendered to us if there is a change of control, which would constitute a default under the indenture governing the new Notes, the indentures governing our Existing Unsecured Notes and our revolving credit facility; and

•	it may otherwise limit us in the ways summarized below under “Risks Related to Our Business — Our indebtedness may limit our ability to borrow additional funds or capitalize on acquisition or other business opportunities.”

Our ability to make payments with respect to the new Notes and to satisfy our other debt obligations will depend on our future operating performance, and our ability to refinance our indebtedness, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control.

Despite existing debt levels, we and our subsidiaries may still be able to incur substantially more debt, which would increase the risks associated with our leverage.

Even though we are highly leveraged, we may be able to incur substantial amounts of additional debt in the future, including debt under existing and future credit facilities, which may be secured and therefore effectively senior to the new Notes. As of December 31, 2013, we were able to incur approximately $709.9 million of additional indebtedness under the borrowing base limitations of our revolving credit facility, including $74.7 million of additional letters of credit. Although the terms of the Notes, our Existing Unsecured Notes and our credit facility will limit our ability to incur additional debt, such terms do not and will not prohibit us from incurring substantial amounts of additional debt for specific purposes or under certain circumstances. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. The incurrence of additional debt could adversely impact our ability to service payments on the new Notes.

We may not be able to generate sufficient cash flow to meet our debt service and other obligations due to events beyond our control.

Our ability to generate cash flows from operations and to make scheduled payments on our indebtedness will depend on our future financial performance. Our future performance will be affected by a range of economic, competitive and business factors that we cannot control, such as general economic and financial conditions in our industry or the economy generally. A significant reduction in operating cash flow resulting from changes in economic conditions, increased competition or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our debt and other obligations. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on the new Notes and our other indebtedness.

If for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our debt, which would allow our creditors at that time to declare all outstanding indebtedness to be due and payable, which would in turn trigger cross-acceleration or cross-default rights between the relevant agreements. In addition, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on the new Notes. If the amounts outstanding under the revolving credit facility or the new Notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you as a noteholder.

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The indenture governing the Notes and the agreements governing our other indebtedness impose significant operating and financial restrictions on us and our subsidiaries that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

The indenture governing the Notes contains, and our indentures governing the Existing Unsecured Notes and our revolving credit facility contain, covenants that restrict our and our subsidiaries’ (but generally not our Parent’s) ability to take various actions, such as:

•	engaging in businesses other than the oil and gas business;

•	incurring or guaranteeing additional indebtedness or issuing disqualified capital stock;

•	making investments;

•	paying dividends, redeeming subordinated indebtedness or making other restricted payments;

•	entering into transactions with affiliates;

•	creating or incurring liens;

•	transferring or selling assets;

•	incurring dividend or other payment restrictions affecting certain subsidiaries;

•	consummating a merger, consolidation or sale of all or substantially all our assets; and

•	entering into sale/leaseback transactions.

In addition, under our revolving credit facility there is a restriction on changes in our management. Our revolving credit facility requires, and any future credit facilities may require us to comply with specified financial ratios, including regarding interest coverage, total leverage, senior secured leverage coverage and fixed charge coverage. Please read “Description of Other Indebtedness.”

Our ability to comply with these covenants will likely be affected by events beyond our control and we cannot assure you that we will satisfy those requirements. A breach of any of these provisions could result in a default under these instruments, which could allow all amounts outstanding thereunder to be declared immediately due and payable, which would in turn trigger cross-acceleration and cross-default rights under our other debt. We may also be prevented from taking advantage of business opportunities that arise if we fail to meet certain ratios or because of the limitations imposed on us by the restrictive covenants under these instruments.

The restrictions contained in the indenture for the Notes, our other indentures and the revolving credit facility could:

•	limit our ability to plan for or react to market conditions, meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, enter into acquisitions or to engage in other business activities that would be in our interest.

Although the new Notes will be guaranteed by our Parent, our Parent will generally not be subject to the restrictive covenants in the indenture governing the Notes.

In the event of a default under the revolving credit facility, the lenders could foreclose on the assets and capital stock pledged to them.

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A breach of any of the covenants contained in our revolving credit facility, or in any future credit facilities, or our inability to comply with the financial ratios could result in an event of default, which would allow the lenders to declare all borrowings outstanding to be due and payable, which would in turn trigger an event of default under the indenture for the new Notes or our other indentures. In addition, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on the new Notes. If the amounts outstanding under the revolving credit facility or the new Notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you as a noteholder.

Many of the covenants contained in the indenture will be suspended if the Notes are rated investment grade by both Standard & Poor’s and Moody’s and no default or event of default has occurred and is continuing.

Many of the covenants in the indenture governing the Notes will be suspended if the Notes are rated investment grade by both Standard & Poor’s and Moody’s and no default or event of default has occurred and is continuing. These covenants restrict, among other things, our ability to make certain payments, incur debt and enter into certain other transactions. Suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of the New Notes — Certain Covenants — Suspended Covenants.”

A court could cancel the guarantees under fraudulent conveyance laws or certain other circumstances.

All of our present and future domestic restricted subsidiaries and Parent will guarantee the new Notes. If, however, such a guarantor becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, under federal or state laws governing fraudulent conveyance or preferential payments, a court in the relevant jurisdiction might void or cancel its guarantee. The court might do so if it found that, when the guarantor entered into its guarantee or, in some states, when payments become due thereunder, it received less than reasonably equivalent value or fair consideration for such guarantee and either was or was rendered insolvent, was left with inadequate capital to conduct its business, or believed or should have believed that it would incur debts beyond its ability to pay. The court might also void such guarantee, without regard to the above factors. If it found that the guarantor entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the new Notes. If a court voided such guarantee, you would no longer have a claim against such guarantor. In addition, the court might direct you to repay any amounts already received from such guarantor. If the court were to void any guarantee, we cannot assure you that funds would be available to pay the new Notes from another guarantor or from any other source.

The indenture will state that the liability of each guarantor on its guarantee is limited to the maximum amount that the guarantor can incur without risk that the guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance attack or, if it does, we cannot assure you that the guarantees will be in amounts sufficient, if necessary, to pay obligations under the new Notes when due.

The new Notes currently have no established trading or other public market and, if one develops, it may not be liquid.

The new Notes will constitute a new issue of securities with no established trading market. Although the new Notes will be registered under the Securities Act, they will not be listed on any securities exchange. We cannot assure you that any market for the new Notes will develop, or if one does develop, that it will be liquid. If the new Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our credit rating, our operating performance and financial condition and other factors. As a result, we cannot ensure you that you will be able to sell any of the new Notes at a particular time, at attractive prices, or at all.

In addition, the market for non-investment-grade debt securities has historically been subject to disruptions that have caused price volatility independent of the operating and financial performance of the issuers of these securities. It is possible that the market for the new Notes will be subject to these kinds of disruptions. Accordingly, declines in the liquidity and market price of the new Notes, if any are issued, may occur independent of our operating and financial performance. If any new Notes are issued, any liquid market for the new Notes is not certain to develop.

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The trading prices for the Notes will be directly affected by our credit rating.

Credit rating agencies continually revise their ratings for companies that they follow, including us. Any ratings downgrade could adversely affect the trading price of the Notes or the trading market for the Notes to the extent a trading market for the Notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future.

Because our Parent is incorporated under the laws of Bermuda, there may be difficulty in serving process on and enforcing liabilities against our Parent.

Our Parent, which will guarantee payments under the new Notes, is incorporated under the laws of Bermuda. Some of the directors and officers and a substantial portion of the assets of Parent are located outside the United States. Accordingly, it may be difficult for investors in the new Notes to effect service of process within the United States upon these persons or to enforce against them, in courts outside the United States, judgments of courts of the United States predicated upon civil liabilities under the U.S. federal securities or other laws.

We have been advised by our Bermuda legal counsel, Appleby, that there is doubt with respect to Bermuda law as to (a) whether a judgment of a U.S. court predicated solely upon the civil liability provisions of the U.S. federal securities or other laws would be enforceable in Bermuda against Parent and (b) whether an action could be brought in Bermuda against Parent in the first instance on the basis of liability predicated solely upon the provisions of the U.S. federal securities or other laws. In addition, other laws of Bermuda, such as those limiting a party’s enforcement rights on the grounds of public policy and the fact that a treaty does not exist between the United States and the government of Bermuda regarding the enforcement of civil liabilities may also restrict the ability to enforce Parent’s obligations under its guarantee.

Risk Factors Relating to the Combined Company Following the Merger

The combined company’s debt may limit its financial flexibility.

Our Parent and EPL each have a significant amount of debt outstanding. As of March 12, 2014, EPL had $745 million principal amount of long-term indebtedness net of cash, including $510 million principal amount of bonds, $235 million of secured debt under its credit facility and de minimis cash. As of the same date, our Parent had $1,809 million principal amount of long-term indebtedness net of cash including $1,900 million principal amount of bonds, $217 million of secured debt under its credit facility, $8 million of other indebtedness, and $316 million of cash. To finance the Merger, our Parent has entered into a debt commitment letter pursuant to which and upon the terms and subject to the conditions set forth therein, lenders have committed to provide an aggregate of $587.5 million increase to the borrowing base under its amended revolving credit facility and to provide an aggregate of $400 million of the principal amount of the commitments under a bridge facility. Our Parent has also committed to backstop the EPL change of control put right on EPL’s $510 million aggregate principal amount of outstanding 8.25% senior notes due in 2018. Assuming the transaction closed as of March 12, 2014, the pro-forma total principal amount of long-term indebtedness net of cash following the consummation of the Merger will be approximately $3,623 million, consisting of $2,710 million of bond financing, $1,067 million drawn on its revolver, $8 million of other indebtedness and $162 million of cash. In either case, the combined company will have significantly more long-term debt and will be highly leveraged.

In addition, the combined company may incur additional debt from time to time in connection with the financing of operations, acquisitions, recapitalizations and refinancings. The level of the combined company’s debt could have several important effects on future operations, including, among others:

•       a significant portion of the combined company’s cash flow from operations may be applied to the payment of principal and interest on the debt and will not be available for other purposes;

•       covenants contained in the combined company’s existing and future debt arrangements may require the combined company to meet financial tests that may affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

•        the combined company’s ability to obtain additional financing for capital expenditures, acquisitions, general corporate and other purposes may be limited or burdened by increased costs or more restrictive covenants;

•        the combined company may be at a competitive disadvantage to similar companies that have less debt;

•        the combined company’s vulnerability to adverse economic and industry conditions may increase; and

•       the combined company may face limitations on its flexibility to plan for and react to changes in its business and the industries in which it operates.

For more information regarding the risks related to the combined company’s indebtedness and access to capital and financing, see the risks described in our Parent’s and EPL’s Annual Reports on Form 10-K for the fiscal years ended June 30, 2013 and December 31, 2013, respectively, and any updates or supplements to those risks described in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

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The Exchange Offer

Purpose and Effect of the Exchange Offer

On September 26, 2013, we sold $500 million aggregate principal amount of the old Notes in a private offering. The old Notes were sold to initial purchasers who in turn resold the old Notes to a limited number of qualified institutional buyers pursuant to Rule 144A of the Securities Act or offshore investors pursuant to Regulation S of the Securities Act.

In connection with the issuance of the old Notes, we entered into a registration rights agreement with respect to the Notes (the “registration rights agreement”). Under the registration rights agreement, we agreed to:

•	file a registration statement with the SEC with respect to a registered offer to exchange each outstanding Note for a new Note having terms substantially identical in all material respects to such Note except that the new Note will not contain terms with respect to transfer restrictions, registration rights or additional interest;

•	use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 270 days after the original issuance of the old Notes;

•	as soon as practicable following the effectiveness of the registration statement, offer the new Notes in exchange for surrender of the old Notes;

•	keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old Notes; and

•	consummate the exchange of the old Notes for new Notes within 40 days after the effectiveness of the registration statement.

We have performed the first three of these five actions.

To exchange your old Notes for transferable new Notes in the exchange offer, you will be required to make the following representations:

•	any new Notes will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new Notes within the meaning of the Securities Act;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the Notes;

•	if you are a broker-dealer that will receive new Notes for your own account in exchange for old Notes you acquired as a result of market-making activities or other trading activities, you will comply with the applicable provisions of the Securities Act in connection with any resale of such new Notes;

•	you have full power and authority to transfer the old Notes in exchange for the new Notes and that we will acquire good and unencumbered title thereto free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims; and

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act.

The description of the registration rights agreement contained in this section is a summary only. For more information, you should review the provisions of the registration rights agreement that we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

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Resale of New Notes

Based on no-action letters of the SEC staff issued to third parties, we believe that new Notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not a broker-dealer;

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	such new Notes are acquired in the ordinary course of your business; and

•	you do not intend to participate in a distribution of the new Notes.

The SEC, however, has not considered the exchange offer for the new Notes in the context of a no-action letter, and the SEC may not make a similar determination as in the no-action letters issued to these third parties.

If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new Notes, you

•	cannot rely on such interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any security holder intending to distribute new Notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling security holder’s information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other retransfer of new Notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the old Notes as a result of market-making activities or other trading activities. Each broker-dealer that receives new Notes for its own account in exchange for old Notes, where such old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new Notes.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old Notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue new Notes in principal amount equal to the principal amount of old Notes surrendered under the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old Notes being tendered for exchange.

As of the date of this prospectus, $500.0 million in aggregate principal amount of the Notes are outstanding. This prospectus is being sent to DTC, the sole registered holder of the old Notes, and to all persons that we can identify as beneficial owners of the old Notes. There will be no fixed record date for determining registered holders of old Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC. Old Notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old Notes will be entitled to the rights and benefits such holders have under the indenture relating to the Notes and the registration rights agreement.

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We will be deemed to have accepted for exchange properly tendered old Notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the Company for the purposes of accepting the old Notes, tendered to us.

If you tender old Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any old Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m. New York City time on May 23, 2014, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. During any such extensions, all old Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion to:

•	extend the exchange offer, or

•	terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of old Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old Notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend such exchange offer if such exchange offer would otherwise expire during such period.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new Notes for, any old Notes if the exchange offer, or the making of any exchange by a holder of old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old Notes for exchange in the event of such a potential violation.

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In addition, we will not be obligated to accept for exchange the old Notes of any holder that has not made to us the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new Notes under the Securities Act.

Furthermore, we will not accept for exchange any old Notes tendered, and will not issue new Notes in exchange for any such old Notes, if at such time any stop order has been threatened or is in effect with respect to (1) the registration statement of which this prospectus constitutes a part or (2) the qualification of the indenture relating to the Notes under the Trust Indenture Act of 1939.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old Notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old Notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your old Notes to the exchange agent as described below. It is your responsibility to properly tender your Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your old Notes, please call the exchange agent, whose address and phone number are set forth in “Prospectus Summary — The Exchange Offer — Exchange Agent.”

All of the old Notes were issued in book-entry form, and all of the old Notes are currently represented by one or more global certificates held for the account of DTC. We have confirmed with DTC that the old Notes may be tendered using the ATOP procedures instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old Notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old Notes, that the participant agrees to be bound by the terms of the letter of transmittal and that we may enforce the letter of transmittal against the participant.

By using the ATOP procedures to exchange old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the old Notes.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old Notes and withdrawal of tendered old Notes. Our determination will be final and binding. We reserve the absolute right to reject any old Notes not properly tendered or any old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

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When We Will Issue New Notes

In all cases, we will issue new Notes for old Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of such old Notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered old Notes for exchange or if old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old Notes will be returned without expense to their tendering holder. Such non-exchanged old Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new Notes you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the Notes within the meaning of the Securities Act;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the Notes;

•	if you are a broker-dealer that will receive new Notes for your own account in exchange for old Notes you acquired as a result of market-making activities or other trading activities, you will comply with the applicable provisions of the Securities Act in connection with any resale of such new Notes;

•	you have full power and authority to transfer the old Notes in exchange for the new Notes and that we will acquire good and unencumbered title thereto free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims; and

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m. New York City time on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old Notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old Notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the old Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old Notes by following the procedures described under “— Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

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Fees and Expenses

We will bear the expenses of soliciting tenders with respect to the exchange offer. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out of pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old Notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange new Notes for your old Notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old Notes. In general, you may not offer or sell the old Notes unless the offer or sale is either registered under the Securities Act or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old Notes under the Securities Act.

Accounting Treatment

We will record the new Notes in our accounting records at the same carrying value as the old Notes. This carrying value is the aggregate principal amount of the old Notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old Notes in open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plans to acquire any old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old Notes.

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Ratio of Earnings To Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis.

	Six Months Ended December 31,	Year Ended June 30,
	2013	2013		2012		2011
		(Unaudited)
Ratio of Earnings (Loss) to Fixed Charges	2.58x	3.46	x	4.55	x	1.80	x

For purposes of computing the ratio of earnings (loss) to fixed charges, earnings (loss) is defined as pre-tax income (loss) plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees.

	Six Months Ended December 31,	Year Ended June 30,
	2013	2013		2012		2011
		(Dollars in Thousands) (Unaudited)
Earnings (Loss):
Pre-Tax Income (Loss)	$103,096	$266,807		$386,156		$85,020
Fixed Charges	65,441	108,360		108,731		105,673
Total Earnings (Loss)	168,537	375,167		494,887		190,693
Fixed Charges:
Interest Expense	62,222	101,462		101,256		95,602
Deferred Financing Fees	3,219	6,898		7,475		10,071
Total Fixed Charges	65,441	108,360		108,731		105,673
Ratio of Earnings (Loss) to Fixed Charges	2.58x	3.46	x	4.55	x	1.80	x

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Use of Proceeds

The exchange offer is intended to satisfy our obligations under a registration rights agreement. We will not receive any cash proceeds from the issuance of the new Notes in the exchange offer. In consideration for issuing the new Notes as contemplated by this prospectus, we will receive old Notes in a like principal amount. The form and terms of the new Notes are identical in all respects to the form and terms of the old Notes, except the new Notes do not include certain transfer restrictions. Old Notes surrendered in exchange for the new Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new Notes will not result in any change in our outstanding indebtedness.

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Description of The New Notes

The new Notes will be issued, and the old Notes were issued, under an indenture dated as of September 26, 2013, among us, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “indenture”).

The indenture is governed by the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The registration rights agreement referred to under the caption “— Registration Rights” sets forth the rights holders of the old Notes have to require us to register their Notes with the SEC.

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the terms “Company,” “us,” “our” or “we” refers only to Energy XXI Gulf Coast, Inc. (including its permitted successors and assigns) and not to any of its subsidiaries. The term “Parent” refers to Energy XXI (Bermuda) Limited, the ultimate parent of the Company (including its permitted successors and assigns).

If the exchange offer is consummated, Holders of old Notes who do not exchange their old Notes for new Notes will vote together with the Holders of the new Notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the Holders under the indenture (including the acceleration after an Event of Default) must be taken, and certain rights must be exercised, by Holders of specified minimum percentages of the aggregate principal amount of all Notes issued and outstanding under the indenture. In determining whether Holders of the requisite percentage in aggregate principal amount of Notes have given any notice, consent or waiver or taken any other action permitted under the indenture, any old Notes that remain outstanding after the exchange offer will be aggregated with the new Notes, and the Holders of these old Notes and new Notes will vote together as a single series for all such purposes. Accordingly, all references to this Description of the New Notes to specified percentages in aggregate principal amount of the Notes that remain outstanding mean, at any time after the exchange offer for the old Notes is consummated, such percentage in aggregate principal amount of such old Notes and the new Notes then outstanding.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the Notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

Brief Description of the Notes and the Guarantees

The New Notes

The new Notes:

•	will be general unsecured senior obligations of the Company;

•	will be treated as a single class with the old Notes for all purposes of the indenture, and will vote together as one class on all matters with respect to the Notes;

•	will be initially issued in an aggregate principal amount of up to $500 million, subject to the Company’s ability to issue additional notes under certain circumstances;

•	will be equal in right of payment to all existing and future senior Indebtedness of the Company;

•	will be effectively subordinate in right of payment to any secured Indebtedness of the Company to the extent of the collateral therefor, including Indebtedness under the Company’s existing and future Credit Facilities;

•	will be senior in right of payment to any future subordinated Indebtedness of the Company; and

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•	will be fully and unconditionally, jointly and severally, guaranteed by the Guarantors.

The Guarantees

The Notes will be jointly and severally, fully and unconditionally, guaranteed by the Parent and each of the Company’s present Restricted Subsidiaries and its future Material Domestic Subsidiaries that guarantee Indebtedness of the Company under any Credit Facility.

The Guarantees of the Notes:

•	will be general unsecured senior obligations of each Guarantor;

•	will be equal in right of payment to all existing and future senior Indebtedness of each Guarantor;

•	will be effectively subordinate in right of payment to any secured Indebtedness of each Guarantor to the extent of the collateral therefor, including guarantees or other Indebtedness of the Guarantors under the Company’s existing and future Credit Facilities; and

•	will be senior in right of payment to any future subordinated Indebtedness of each Guarantor.

As of September 26, 2013, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

The indenture permits us and the Guarantors to incur additional Indebtedness, including additional secured Indebtedness. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiary, the non-guarantor Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to us.

Principal, Maturity and Interest

On September 26, 2013, the Company issued the Notes with an initial maximum aggregate principal amount of $500 million. The Company may issue additional notes from time to time after the date hereof. Any offering of additional notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The new Notes and any additional notes subsequently issued under the indenture, together with any unexchanged old Notes, will be treated as a single class for all purposes under the indenture, including without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue new Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on December 15, 2021.

Interest on the Notes will accrue at the rate of 7.50% per annum. Interest will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2013. The Company will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1.

Interest on the Notes will accrue from September 26, 2013 or, if interest has already been paid, from the date it was most recently paid. All references to “interest” in this description include any additional interest that may be payable on the Notes, including, but not limited to, any additional interest payable pursuant to clause (5) under the heading “Events of Default.” Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

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Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders of the Notes, and the Company or any of its Domestic Subsidiaries may act as paying agent.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the indenture. The registrar or the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. No service charge will be imposed for any registration of transfer or exchange of Notes, but the Company may require Holders to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days prior to the mailing of a notice of redemption.

Guarantees

The Parent and all of the Company’s Subsidiaries have guaranteed the old Notes, and each of them will guarantee the new Notes. In the future, the Notes will be guaranteed by each of the Company’s future Material Domestic Subsidiaries that guarantees Indebtedness of the Company under any Credit Facility. See “— Certain Covenants — Additional Guarantees.” These additional Guarantees will be unconditional, joint and several obligations of the Guarantors. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — A court could cancel the guarantees under fraudulent conveyance laws or certain other circumstances.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor, pursuant to a supplemental indenture substantially in the form specified in the indenture, under the Notes, the indenture and that Guarantor’s Guarantee on terms set forth therein; or

(b)	such sale or other disposition complies with the “Asset Sale” provisions of the indenture.

The Guarantee of a Guarantor will be released:

(1)	with respect to Guarantees by the Company’s Subsidiaries, in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture; or

(2)	in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture; or

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

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(4)	with respect to any Guarantees by a Subsidiary of the Company, if that Guarantor ceases to guarantee any other Indebtedness under a Credit Facility; or

(5)	upon Legal Defeasance or Covenant Defeasance with respect to all Notes as described below under the caption “— Certain Covenants — Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “— Satisfaction and Discharge.”

See “— Repurchase at the Option of Holders — Asset Sales.”

Optional Redemption

On or after December 15, 2016, the Company may redeem all or a part of the Notes at any time or from time to time upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, on the Notes to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years set forth below:

Year	Percentage
2016	105.625%
2017	103.750%
2018	101.875%
2019 and thereafter	100.000%

In addition, at any time prior to December 15, 2016 the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the indenture at a redemption price of 107.50% of the principal amount, plus accrued and unpaid interest, if any, on the Notes to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount not greater than the net cash proceeds of one or more Equity Offerings by the Company, provided that:

(1)	at least 65% of the aggregate principal amount of Notes issued under the indenture (including additional notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2)	the redemption occurs within 180 days of the date of the closing of such Equity Offering.

In addition, at any time prior to December 15, 2016, the Notes may be redeemed in whole or in part at the option of the Company upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

“Applicable Premium” means, with respect to a note at any redemption date, the greater of (x) 1.0% of the principal amount of such note and (y) the excess of (A) the present value at such time of (1) redemption price of such note as of December 15, 2016 (without regard to accrued and unpaid interest) plus (2) all required interest payments due on such note through December 15, 2016, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

“Treasury Rate” means, with respect to the Notes as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2016; provided, however, that if the period from the redemption date to December 15, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to the final maturity of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

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Except as provided above, the Notes will not be redeemable at the Company’s option prior to their final maturity.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)	if the relevant Notes are not listed on any national securities exchange, on a pro rata basis (or in the case of global notes, on as nearly a pro rata basis as is practicable, subject to the procedures of The Depository Company).

No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture. Notices of redemption may be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption, unless any condition to the redemption set forth in the notice therefor shall not have been satisfied. On and after the redemption date, unless any condition to the redemption set forth in the notice therefor shall not have been satisfied, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Open Market Purchases

Except as set forth below under “— Repurchase at the Option of Holders”, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders. The Company may at any time and from time to time purchase Notes in the open market or otherwise if such purchase complies with the then applicable agreements of the Company, including the indenture.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Notes pursuant to an offer (“Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a payment in cash (“Change of Control Payment”) equal to 101% (or, at the Company’s election, a higher percentage) of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of settlement (the “Change of Control Purchase Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Purchase Date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder and the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes as of the Change of Control Purchase Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

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The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Purchase Date, the Company will, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)	deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

On the Change of Control Purchase Date, the paying agent will mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

The occurrence of a Change of Control may result in a default under the Company’s existing or future Credit Facilities and may cause a default under other Indebtedness of Parent and its Subsidiaries or the Company and its Subsidiaries, and give the lenders thereunder the right to require the Company to repay obligations outstanding thereunder. Moreover, the exercise by Holders of their right to require the Company or Parent to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The Company’s ability to repurchase Notes following a Change of Control also may be limited by the Company’s then existing financial resources. Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event no later than the Change of Control Purchase Date, the Company will, to the extent necessary, either repay all outstanding Credit Facilities or obtain any requisite consents under all agreements governing outstanding Credit Facilities to permit the repurchase of Notes required by this covenant.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

In the event that holders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company (or any third party making such Change of Control Offer in lieu of the Company as described above) purchases all of the Notes held by such holders, the Company will have the right, upon not less than 30 nor more than 60 days prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the Notes that remain outstanding, to the date of redemption (subject to the rights of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

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The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Parent and its subsidiaries, taken as a whole, the Company or any of the Company’s Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Parent and its subsidiaries taken as a whole, the Company, or any of the Company’s Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	the fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3)	at least 75% of the consideration received by the Company or such Restricted Subsidiary from all Asset Sales since February 25, 2011, in the aggregate, is in the form of cash.

For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b)	any securities, Notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 90 days by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

(i)	to repay, redeem or repurchase Indebtedness of the Company or a Guarantor that is not subordinated in right of payment to the Notes or any Guarantee (but excluding intercompany Indebtedness of the Company or any Guarantor to the Company or any of its Affiliates);

(ii)	to acquire all or substantially all of the properties or assets of one or more other Persons primarily engaged in the Oil and Gas Business, and, for this purpose, a division or line of business of a Person shall be treated as a separate Person so long as such properties and assets are acquired by the Company or a Restricted Subsidiary;

(iii)	to acquire a majority of the Voting Stock of one or more other Persons primarily engaged in the Oil and Gas Business, if after giving effect to any such acquisition of Voting Stock, such Person is or becomes a Restricted Subsidiary;

(iv)	to make one or more capital expenditures; or

(v)	to acquire other long-term assets that are used or useful in the Oil and Gas Business.

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Pending the final application of any Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” On the 361st day after an Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $25.0 million, the Company will make an offer (an “Asset Sale Offer”) to all Holders of Notes, and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Certain Covenants

Suspended Covenants

During any period when the Notes have an Investment Grade Rating from both Rating Agencies and no Default has occurred and is continuing under the Indenture (the “Covenant Suspension Period”), the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Asset Sales” and under the following headings:

•	“— Restricted Payments,”

•	“— Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“— Dividend and other Payment Restrictions Affecting Subsidiaries,”

•	Clause (4) of the covenant under “— Merger, Consolidation or Sale of Assets,”

•	“— Transactions with Affiliates,”

•	“— Additional Guarantees” and

•	“Business Activities”

(collectively, the “Suspended Covenants”); provided that if the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding portion of this sentence and, subsequently, either of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the Investment Grade Ratings so that the Notes do not have an Investment Grade Rating from both Rating Agencies, or a Default (other than with respect to the Suspended Covenants) occurs and is continuing, the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in the Indenture (each such date of reinstatement being the “Reinstatement Date”). As a result, during any Covenant Suspension Period, the Notes will be entitled to substantially reduced covenant protection. Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant described under “— Restricted Payments” as though such covenant had been in effect during the entire period of time from which the Notes are issued. However, all Restricted Payments made, Indebtedness incurred and other actions effected during any period in which covenants are suspended will not cause a default under the Indenture on any Reinstatement Date.

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The Company will provide the Trustee with prompt written notice upon the commencement of a Covenant Suspension Period and of the occurrence of a Reinstatement Date. In addition, during any period when the Suspended Covenants are suspended the Company will not be permitted to designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the definition of “Unrestricted Subsidiary.”

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after December 17, 2010 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9), (10) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of (the “Restricted Payments Basket”):

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from October 1, 2010 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

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(b)	100% of the aggregate net cash proceeds received by the Company (and the fair market value of any Additional Assets to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) since December 17, 2010 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(c)	to the extent that any Restricted Investment that was made after December 17, 2010 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d)	to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after December 17, 2010, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

The amount of the Restricted Payments Basket as of June 30, 2013 was approximately $235.6 million. So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4)	the payment of any dividend by a wholly-owned Restricted Subsidiary of the Company to the Company or a Restricted Subsidiary;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former director or employee of the Company or any of its Restricted Subsidiaries pursuant to any director or employee equity subscription agreement or plan, stock option agreement or similar agreement or plan; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $4.0 million in any twelve-month period;

(6)	the acquisition of Equity Interests by the Company in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise;

(7)	so long as no Default has occurred and is continuing, upon the occurrence of a Change of Control or an Asset Sale and within 60 days after the completion of the offer to repurchase the Notes under the covenants described under “— Repurchase at the Option of Holders — Change of Control” or “— Repurchase at the Option of Holders — Asset Sales” above (including the purchase of all Notes tendered), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Indebtedness required under the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any, provided that, in the notice to Holders relating to a Change of Control or Asset Sale hereunder, the Company shall describe this clause (7);

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(8)	the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under the indenture;

(9)	Permitted Payments to Parent Companies;

(10)	other Restricted Payments in an aggregate amount since the Issue Date not to exceed $70.0 million;

(11)	the payment of dividends on the Company’s common equity (or the payment of dividends or distributions to a direct or indirect parent company of the Company to fund the payment by such parent company of dividends or distributions on its common equity) of up to 6.0% per calendar year of the net proceeds received by the Company from any public Equity Offering or contributed to the Company by a direct or indirect parent company of the Company from any public Equity Offering; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph; and

(12)	the declaration and payment of dividends to holders of any class or series of preferred stock or Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in accordance with the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the calculation of Fixed Charges.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors, whose determination shall be evidenced by a Board Resolution. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $20.0 million. For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) – (12), the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), neither the Company nor any Restricted Subsidiary will issue any Disqualified Stock, and the Company will not permit any of its other Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness (including letters of credit) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed an amount equal to the greater of (a) $1,100.0 million and (b) 30% of ACNTA as of the date of such incurrence;

(2)	the incurrence by the Company or any of its Restricted Subsidiaries of the Existing Indebtedness;

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(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes issued and sold in this offering and the related Guarantees to be issued on the date of the indenture and the Exchange Notes and the related Guarantees issued pursuant to the registration rights agreement;

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $35.0 million at any time outstanding;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3) or (12) of this paragraph or this clause (5);

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness, Disqualified Stock or preferred stock between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness, Disqualified Stock or preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness, Disqualified Stock or preferred stock to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness, Disqualified Stock or preferred stock by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(8)	the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or any Guarantor that was permitted to be incurred by another provision of this covenant;

(9)	the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(10)	the incurrence by the Company’s Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (10);

(11)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company and any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

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(12)	Indebtedness, Disqualified Stock or preferred stock of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness, Disqualified Stock or preferred stock incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able in incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness, Disqualified Stock or preferred stock pursuant to this clause (12);

(13)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(14)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $50.0 million; and

(15)	Indebtedness to the extent the proceeds thereof are used to finance insurance premiums.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant.

The amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP. Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to have been incurred by the Company and the Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or Attributable Debt upon any of their property or assets, now owned or hereafter acquired, unless the Notes or any Guarantee of such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes or such Guarantee, as the case may be) with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

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(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the Notes and the Guarantees;

(3)	applicable law;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	agreements governing other Indebtedness of the Company and one or more Restricted Subsidiaries permitted under the indenture, provided that the restrictions in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, than those in the indenture or Existing Indebtedness or Credit Facilities as in effect on the Issue Date;

(10)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, agreements respecting Permitted Business Investments and other similar agreements entered into in the ordinary course of business; and

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

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Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction no Default or Event of Default exists;

(4)	except with respect to a transaction solely between the Company and a Guarantor, (i) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) such Fixed Charge Coverage Ratio would increase after giving such pro forma effect; and

(5)	the Company shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)	the Company delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, the Company delivers to the Trustee a written opinion that such Affiliate Transaction(s) is fair, from a financial point of view, to the Company and its Restricted Subsidiaries, taken as a whole, or that such Affiliate Transaction(s) is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a person who is not an Affiliate, in either such case issued by an independent accounting, appraisal or investment banking firm of national standing.

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The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment or severance agreement or other employee compensation agreement, arrangement or plan, or any amendment thereto, entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2)	transactions between or among any of the Parent, the Company and its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;

(4)	the payment of reasonable directors’ fees, payments, the payments of other reasonable benefits and the provision of officers’ and directors’ indemnification and insurance to the extent permitted by law to persons who are officers and directors of the Parent or its Subsidiaries and the Company and its Restricted Subsidiaries and who are not otherwise Affiliates of the Company, in each case in the ordinary course of business and approved by the Board of Directors;

(5)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

(6)	transactions among the Company, its Restricted Subsidiaries and Energy XXI Services, Inc. (“Services”), a wholly-owned subsidiary of Parent and a sister company of the Company relating to the provision of employment, administrative and related services by Services pursuant to the Cost Allocation Agreement in effect on the Issue Date among the Company, certain Subsidiaries and Services, as such agreement may be amended, modified or supplemented from time to time provided that any such amendment, modification or supplement will not be materially adverse to the Company or the Restricted Subsidiaries compared to the terms of such agreement in effect on the Issue Date;

(7)	provision of management or other services and supplies on commercially reasonable arms-length terms as determined in good faith by an officer of the Company; and

(7)	Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments,” including Permitted Payments to Parent Companies.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or represent Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and the creation, incurrence, assumption or otherwise causing to exist any Lien of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, (2) such Lien is permitted under the covenant described above under the caption “— Liens” and (3) no Default or Event of Default would be in existence following such designation.

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Additional Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Material Domestic Subsidiary after the date of the indenture that guarantees Indebtedness of the Company under any Credit Facility, then that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 20 Business Days of the date on which it was acquired or created or guaranteed Indebtedness of the Company, as the case may be; provided, however, that the foregoing shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries.

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Guarantor may enter into a sale and leaseback transaction if:

(1)	the Company or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness without securing the Notes pursuant to the covenant described above under the caption “— Liens;”

(2)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3)	the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole, and Parent will not engage in any business other than the Permitted Parent Business, except to such extent as would not be material to Parent.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, the Parent will file with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing), and the Parent will furnish to the trustee and, upon its request, to any of the Holders of Notes, within five Business Days of filing, or attempting to file, the same with the Commission:

(1)	all quarterly and annual financial and other information with respect to the Parent and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Parent were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Parent’s certified independent accountants;

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Parent were required to file such reports; and

(3)	unaudited quarterly and audited annual financial statements of the Company and its Subsidiaries.

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Notwithstanding any of the foregoing, if the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the Company’s quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The availability of the foregoing materials on the Commission’s website shall be deemed to satisfy the foregoing delivery obligations.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on the Notes;

(2)	default in payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3)	failure by the Company to comply with the provisions described under “— Merger, Consolidation or Sale of Assets” or under the captions “— Repurchase at the Option of Holders — Asset Sales” or “— Repurchase at the Option of Holders — Change of Control”;

(4)	failure by the Parent, the Company or any of its Restricted Subsidiaries, as applicable, to comply for 30 days after receipt of written notice from the Trustee or the Holders of at least 25% in principal amount of the Notes with the provisions described under the captions “— Restricted Payments,” “— Incurrence of Indebtedness and Issuance of Preferred Stock,” “— Liens,” “— Dividend and Other Payment Restrictions Affecting Subsidiaries,” “— Transactions with Affiliates,” “— Additional Guarantees,” “— Sale and Leaseback Transactions,” and “— Business Activities”;

(5)	failure by the Company or the Parent, as applicable, for 60 days after notice from the trustee or the Holders of at least 25% of the principal amount of the Notes outstanding to comply with any of the other agreements in the indenture (or 120 days with respect to the covenant described above under “— Reports,” provided, however, that beginning on the 61st day the Company is not in compliance with the covenant under “— Reports,” additional interest at a rate of 0.25% per annum shall accrue and be payable on the Notes until such covenant is complied with);

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25 million or more and such default or acceleration is not cured or rescinded or such indebtedness is not repaid in each case within 30 days;

(7)	failure by the Company or any of its Significant Restricted Subsidiaries to pay final judgments aggregating in excess of $25 million, which judgments are not paid, discharged or stayed (including a stay pending appeal) for a period of 60 days after the date of such final judgment (or, if later, the date when payment is due pursuant to such judgment);

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(8)	except as permitted by the indenture, any Guarantee of Parent or a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Parent or Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Parent or Significant Subsidiary, shall deny or disaffirm its obligations under its Guarantee; and

(9)	certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to the Company, any Subsidiary of the Company that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the indenture or the Notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the Notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the Notes.

The Holders of a majority in principal amount of the Notes then outstanding by notice to the trustee may on behalf of the Holders of all of the Notes waive any past Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes or in respect of a covenant that cannot be amended without the consent of each Holder.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes prior to stated maturity (other than with the net cash proceeds of an Equity Offering), an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the indenture or the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at its option and, at any time, elect to have all of its obligations discharged with respect to outstanding Notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

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(1)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes. If the Company exercises either its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Guarantee and any security for the Notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the outstanding Notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to the date of fixed maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a)	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of the Guarantors (other than Parent) is a party or by which the Company or any of the Guarantors (other than Parent) is bound;

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(6)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7)	the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture, the Notes, or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the Notes (other than notice provisions or provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including any default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in currency other than that stated in the Notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes (other than as permitted in clause (7) below);

(7)	waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the trustee may amend or supplement the indenture, the Notes, or the Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or a Guarantor’s properties or assets;

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(4)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the indenture of any Holder, provided that any change to conform the indenture to the Offering Memorandum dated September 26, 2013 will not be deemed to adversely affect the legal rights under the indenture of any holder;

(5)	to secure the Notes or the Guarantees pursuant to the requirements of the covenant described above under the subheading “— Certain Covenants — Liens;”

(6)	to provide for the issuance of additional Notes in accordance with the limitations set forth in the indenture;

(7)	to add any additional Guarantor or to evidence the release of any Guarantor from its Guarantee, in each case as provided in the indenture;

(8)	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(9)	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee.

Neither the Parent, the Company nor any of the Company’s Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any Notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of the indenture or the Notes, unless such consideration is offered to be paid or agreed to be paid to all Beneficial Owners and Holders of the Notes which so consent in the time frame set forth in solicitation documents relating to such consent.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the Notes and as otherwise specified in the indenture), when:

(1)	either:

(a)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)	all Notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2)	the Company or any Guarantor has paid or caused to be paid all other sums payable by it under the indenture;

(3)	the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) of the Company or any Guarantor; and

(4)	the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the Notes at fixed maturity or the redemption date, as the case may be.

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Concerning the Trustee

If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of Notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ACNTA” (Adjusted Consolidated Net Tangible Assets) means (without duplication), as of the date of determination:

(1)	the sum of:

(a)	discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, which reserve report is prepared or reviewed or audited by an independent petroleum engineer as to reserves accounting for at least 80% of all such discounted future net revenue and by the Company’s petroleum engineers with respect to any other such reserves covered by such report, as increased by, as of the date of determination, the discounted future net revenue from:

(i)	estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and

(ii)	estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report), and decreased by, as of the date of determination, the discounted future net revenue attributable to

(iii)	estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report produced or disposed of since the date of such year-end reserve report and

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(iv)	reductions in the estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report); provided, however, that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be as estimated by the Company’s petroleum engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;

(b)	the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;

(c)	the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(d)	the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the date of the Company’s latest audited financial statements;

(2)	minus, to the extent not otherwise taken into account in the immediately preceding clause (1), the sum of:

(a)	minority interests;

(b)	any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;

(c)	the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(d)	the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(e)	the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (1)(a) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting for its oil and gas properties from the full cost method to the successful efforts method or a similar method of accounting, ACNTA will continue to be calculated as if the Company were still using the full cost method of accounting.

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For the avoidance of doubt, for purposes of this covenant, “the Company’s year-end end reserve report” shall mean the Company’s most recent reserve report or reports prepared by one or more of the Company’s independent petroleum engineers as of the last date of the Company’s most recent fiscal year.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(1)	any assets used or useful in the Oil and Gas Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. For the avoidance of doubt, the Parent and any of its existing or future Subsidiaries, in addition to the Company and its Restricted Subsidiaries, will be considered Affiliates of the Company.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any properties or assets (including by way of a Production Payment, sale and leaseback transaction, merger, consolidation or otherwise); provided that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $10 million;

(2)	a transfer of assets between or among any of the Company and its Restricted Subsidiaries,

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

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(4)	the sale, lease or other disposition of hydrocarbons, equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business, including, without limitation, any abandonment, farm-in, farm-out, lease or sublease of any oil and gas properties or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner customary in the Oil and Gas Business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(7)	any trade or exchange by the Company or any Restricted Subsidiary of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with the provisions described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(8)	the creation or perfection of a Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any rights in respect of that Permitted Lien (including the sale or other disposition of the properties or assets subject to such Permitted Lien) in each case provided that such Lien is permitted by the indenture; and

(9)	surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

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“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and in each case maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock) of (a) the Parent and its Subsidiaries taken as a whole, (b) the Company or (c) the Company’s Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of the Parent or the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Parent or the Company, measured by voting power rather than number of shares, other than beneficial ownership by the Parent or any Subsidiary thereof, directly or indirectly, of Voting Stock of the Company; or

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(4)	the Parent, the Company (or any parent thereof) consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Parent, the Company (or any parent thereof) in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent, the Company (or any parent thereof), as the case may be, is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company (or any parent thereof) outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person (or any parent thereof) constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (or any parent thereof) immediately after giving effect to such issuance; provided, however, that the consolidation or merger of any Subsidiary of the Parent (other than the Company and its Subsidiaries) shall not constitute a Change of Control if the Voting Stock of the Company continues to be owned directly or indirectly (through one or more Subsidiaries) by the Parent.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	Fixed Charges of such Person and its Restricted Subsidiaries for such period; plus

(3)	depreciation, depletion and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, exploration expense and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4)	accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods; plus

(5)	unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; minus

(6)	non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; and minus

(7)	to the extent included in determining Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

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(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	income resulting from transfers of assets (other than cash) between the Company or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary, on the other hand, will be excluded;

(5)	any write-downs of non-current assets will be excluded; provided that any ceiling limitation write-downs under Commission guidelines shall be treated as capitalized costs, as if such write-downs had not occurred;

(6)	any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of FAS 133) will be excluded;

(7)	any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards will be excluded;

(8)	any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge will be excluded;

(9)	all deferred financing costs written off and premiums paid or other charges in connection with any early extinguishment of Indebtedness will be excluded;

(10)	any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal, abandoned, transferred, closed or discontinued operations shall be excluded; and

(11)	all Permitted Payments to Parent will be excluded.

“Credit Agreement” means the Second Amended and Restated First Lien Credit Agreement entered into as of May 5, 2011, as amended to the Issue Date, among Energy XXI Gulf Coast, Inc., as borrower, the various lenders named therein, The Royal Bank of Scotland plc, as administrative agent, providing for revolving credit borrowings, including any related Notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or capital markets financings, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables), letters of credit or capital markets financings, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

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“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the date of the indenture.

“Exchange Notes” means the notes (including any additional notes) issued in a Registered Exchange offer pursuant to the indenture.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement which is considered incurred under clause (1) of the definition of “Permitted Debt” under the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock”) in existence on the date of the indenture, after giving effect to the use of proceeds of this offering, until such amounts are repaid, including, without limitation, the Existing Unsecured Notes.

“Existing Unsecured Notes” means the Company’s 9.25% Senior Notes due 2017 and 7.75% Senior Notes due 2019.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, subsequent to the commencement of the applicable four-quarter reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of such period, including any Consolidated Cash Flow, provided that any cost savings or operating improvements may be given such pro forma effect only if they are permitted by Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and assets, operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and assets, operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued including, without limitation, amortization of debt issuance costs (excluding prepayment penalties associated with the repayment of debt from the proceeds of this offering) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations; plus

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(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that was not formed under the laws of the United States or any state of the United States or the District of Columbia and that conducts substantially all of its operations outside the United States.

“Funded Indebtedness” means all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that matures by its terms, or that is renewable at the option of any obligor thereon to a date, more than one year after the date on which such Indebtedness is originally incurred.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Guarantee” means any guarantee by a Guarantor of the Company’s payment Obligations under the indenture and on the Notes.

“Guarantors” means the Parent and each Restricted Subsidiary of the Company that executes the indenture as an initial Guarantor or that becomes a Guarantor in accordance with the provisions of the indenture, and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

(2)	foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(3)	any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of oil, natural gas or other commodities used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4)	other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.

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“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, without duplication,

(1)	all obligations of such Person, whether or not contingent, in respect of:

(a)	the principal of and premium, if any, in respect of outstanding (A) Indebtedness of such Person for money borrowed and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;

(c)	the deferred purchase price of property, which purchase price is due more than six months after the date of taking delivery of title to such property, including all obligations of such Person for the deferred purchase price of property under any title retention agreement, but excluding accrued expenses and trade accounts payable arising in the ordinary course of business; and

(d)	the reimbursement obligation of any obligor for the principal amount of any letter of credit, banker’s acceptance or similar transaction (excluding obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(2)	all net obligations in respect of Hedging Obligations except to the extent such net obligations are otherwise included in this definition;

(3)	all liabilities of others of the kind described in the preceding clause (1) or (2) that such Person has Guaranteed or that are otherwise its legal liability;

(4)	with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment;

(5)	Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of (a) the full amount of such obligations so secured, and (b) the fair market value of such asset as determined in good faith by such specified Person;

(6)	Disqualified Stock of such Person or a Restricted Subsidiary in an amount equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(7)	the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of any of the Company’s Restricted Subsidiaries that are not Guarantors in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by such Person or any of its Restricted Subsidiaries; provided, that if such Person is the Company, such exclusion shall be for such preference attributable to such shares of preferred stock that are owned by the Company or any of its Restricted Subsidiaries); and

(8)	any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (1), (2), (3), (4), (5), (6), (7) or this clause (8), whether or not between or among the same parties.

Subject to clause (4) of the preceding sentence, Production Payments shall not be deemed to be Indebtedness.

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“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding trade receivables and commission, travel expenses and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Issue Date” means the date on which Notes were first issued under the indenture, or September 26, 2013.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.

“Material Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated future development costs) of more than 25% during a fiscal quarter in the discounted future net revenues from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of ACNTA; provided, however, that the following will be excluded from the calculation of Material Change:

(1)	any acquisitions during the fiscal quarter of oil and gas reserves that have been estimated by a nationally recognized firm of independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

(2)	any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under “— Repurchase of the Option of Holders — Assets Sales.”

“Material Domestic Subsidiary” means any Domestic Subsidiary that is not a Guarantor, when taken together with all other Domestic Subsidiaries that are not Guarantors, that at the time of determination has either assets or quarterly revenues in excess of 5.0% of the consolidated assets or quarterly revenues of the Company and its Restricted Subsidiaries, in each case based upon the most recent quarterly financial statements available to the Company.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

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“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication:

(1)	the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

(2)	taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3)	amounts required to be applied to the repayment of Indebtedness, other than under the Credit Facilities, secured by a Lien on the properties or assets that were the subject of such Asset Sale, and

(4)	any reserve for adjustment in respect of the sale price of such properties or assets established in accordance with GAAP.

“Net Working Capital” means:

(1)	all current assets of the Company and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of business, minus

(2)	all current liabilities of the Company and its Restricted Subsidiaries, except (i) current liabilities included in Indebtedness and (ii) current liabilities from commodity price risk management activities arising in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	the explicit terms of which provide there is no recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Oil and Gas Business” means:

(1)	the acquisition, exploration, development, operation and disposition of interests in oil, natural gas and other hydrocarbon properties;

(2)	the gathering, marketing, treating, processing (but not refining), storage, selling and transporting of any production from those interests, including any hedging activities related thereto; and

(3)	any activity necessary, appropriate, incidental or reasonably related to the activities described above.

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“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1)	direct or indirect ownership of crude oil, natural gas, other related hydrocarbon and mineral properties or any interest therein or gathering, transportation, processing, storage or related systems; and

(2)	the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, limited liability company agreements, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)	Hedging Obligations permitted to be incurred under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(8)	Permitted Business Investments; and

(9)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed 2.0% of ACNTA.

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“Permitted Liens” means:

(1)	Liens on any property or assets of the Company and any Guarantor securing Indebtedness and other obligations under Credit Facilities permitted under the indenture;

(2)	Liens in favor of the Company or the Guarantors;

(3)	Liens on any property or assets of the Company and any Guarantor securing the Notes and the Guarantees;

(4)	Liens on any property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any property or assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(5)	Liens on any property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in connection with the contemplation of such acquisition;

(6)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7)	Liens existing on the Issue Date;

(8)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(9)	Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

(10)	Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries;

(11)	Liens securing Indebtedness incurred in connection with the acquisition by the Company or any Restricted Subsidiary of assets used in the Oil and Gas Business (including the office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations); provided that (i) such Liens attach only to the assets acquired with the proceeds of such Indebtedness; (ii) such Indebtedness is not in excess of the purchase price of such fixed assets; and (iii) such Indebtedness is permitted to be incurred under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(12)	any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their property (including (a) easements, rights of way and similar encumbrances, (b) rights or title of lessors under leases (other than Capital Lease Obligations), (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks, (d) Liens imposed by law, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, and (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature) and incurred in a manner consistent with industry practice;

(13)	Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;

(14)	Liens to secure Indebtedness represented by Capital Lease Obligations permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

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(15)	Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $35.0 million at any one time outstanding;

(16)	judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(17)	Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other, obligations of such Unrestricted Subsidiary;

(18)	Liens to secure a defeasance trust;

(19)	Liens on monies deposited pursuant to the terms of an agreement to acquire assets used in or persons engaged in the Oil and Gas Business; and

(20)	Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts.

“Permitted Parent Business” means:

(a)	the ownership of Capital Stock or Indebtedness of Parent’s existing Subsidiaries as of the Issue Date and any activities directly related to such ownership, in each case as otherwise permitted by the indenture;

(b)	the performance of its obligations under and in connection with its Guarantee of the Notes and any existing and future Credit Facilities and the performance of similar obligations with respect to any Credit Facilities or other items of Indebtedness of future direct subsidiaries of Parent, in each case otherwise permitted to be incurred under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(c)	the undertaking of any actions required by law, regulation or order, including to maintain its existence;

(d)	directly engaging in the Oil and Gas Business or the ownership of the Capital Stock or Indebtedness of other Persons that are corporations or limited liability companies or other Persons consisting of limited partnership interests in limited partnerships, in each case, engaged in the Oil and Gas Business.

“Permitted Payments to Parent Companies” means:

(1)	payments to the Parent or any of its Subsidiaries to permit them to pay their reasonable accounting, legal and administrative expenses when due, in an aggregate amount not to exceed $3.5 million per annum; and

(2)	for so long as the Company is a member of a group filing a consolidated or combined tax return with Parent or any Subsidiary thereof, payments to Parent or any Subsidiary thereof in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries (“Tax Payments”); provided that the Tax Payments do not exceed the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years. Any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 30 days of Parent’s receipt of such Tax Payments or refunded to the Company.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

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(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantees on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is not incurred by a Restricted Subsidiary of the Company if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

provided, however, that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a Board Resolution) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Registered Exchange Offer” has the meaning set forth for such term in the applicable registration rights agreement.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Significant Restricted Subsidiary” is any Restricted Subsidiary that is a Significant Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc., or any successor thereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or through another Subsidiary, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

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(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof), or (c) as to which such Person and its Subsidiaries are entitled to receive more than 50% of the assets of such partnership upon its dissolution.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred, and any Lien of such Subsidiary will be deemed to be incurred as of such date under the covenant, or such Lien is not permitted to be incurred as of such date under the covenant described under the caption “— Liens”, then in, in either case, described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

Book-Entry, Delivery and Form

The Notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

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Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the banks), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

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Payments in respect of the principal of, and interest, premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the new Notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of new Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants or Indirect Participants in identifying the beneficial owners of the new Notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended new Notes in registered certificated form, and to distribute such new Notes to its Participants.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes, if:

(1)	DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event the Company fails to appoint a successor depositary within 90 days; or

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(2)	there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

Beneficial interests in a Global Note also may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in the limited other circumstances permitted by the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such new Notes. See “Notice to Investors.”

Same Day Settlement and Payment

The Company will make payments in respect of the new Notes represented by the Global Notes (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The new Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such new Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

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Certain U.S. Federal Income Tax Consequences

The following summary describes certain U.S. federal income tax consequences of the exchange of old Notes for the new Notes pursuant to this exchange offer. This summary does not discuss all of the aspects of U.S. federal income taxation which may be relevant to investors in light of their particular circumstances. In addition, this summary does not discuss any state or local income or foreign income or other tax consequences. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. The statements set forth below are not binding on the Internal Revenue Service or on any court. Thus, we can provide no assurance that the statements set forth below will not be challenged by the Internal Revenue Service, or that they would be sustained by a court if they were so challenged.

We believe that the exchange of old Notes for new Notes in the exchange offer will not constitute a taxable event. Consequently, you will not recognize gain or loss upon receipt of a new note in exchange for an outstanding note in the exchange offer, your basis in the new note received in the exchange offer will be the same as your basis in the corresponding outstanding note immediately before the exchange, and your holding period in the new note will include your holding period in the outstanding note. The U.S. federal income tax consequences of holding and disposing of a new note received in the exchange offer will be the same as the U.S. federal income tax consequences of holding and disposing of an outstanding note.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty in connection with the exchange of old Notes for new Notes.

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Plan of Distribution

Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer new Notes issued under the exchange offer in exchange for the old Notes if:

•	you acquire the new Notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Notes within the meaning of the Securities Act.

You may not participate in the exchange offer if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer that acquired old Notes directly from us.

Each broker-dealer that receives new Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new Notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as these exchange offer, other than a resale of an unsold allotment from the original sale of the old Notes, with a prospectus contained in a registration statement like this registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new Notes received in exchange for old Notes where such old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to one year after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, promptly available to any broker-dealer for use in connection with any such resale.

If you wish to exchange your old Notes for new Notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer — Purpose and Effect of the Exchange Offer” and “— Your Representations to Us” in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new Notes for your own account in exchange for old Notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new Notes.

We will not receive any proceeds from any sale of new Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new Notes or a combination of the preceding methods of resale;

•	at market prices prevailing at the time of resale; and

•	at prices related to such prevailing market prices or negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new Notes. Any broker-dealer that resells new Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

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For a period of 180 days after the consummation of each exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents pursuant to the letter of transmittal. We have agreed to pay all expenses incident to each exchange offer (including the expenses of one counsel for the holders of the old Notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

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Legal Matters

The validity of the new Notes and the related guarantees, except for the guarantee of our Parent, will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. The validity of our parent’s guarantee of the new Notes will be passed upon by Appleby.

Experts

The consolidated financial statements of Energy XXI Gulf Coast, Inc. as of June 30, 2013 and 2012, and for each of the three fiscal years in the period ended June 30, 2013, incorporated by reference herein, have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Energy XXI (Bermuda) Limited as of June 30, 2013 and 2012, and for each of the three fiscal years in the period ended June 30, 2013 incorporated herein by reference, and the effectiveness of Energy XXI (Bermuda) Limited’s internal control over financial reporting as of June 30, 2013 have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their reports thereon and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The information included in or incorporated by reference into this offering memorandum regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of our proved reserves and present values of proved reserves as of June 30, 2013 and prepared by or derived from estimates prepared by our reservoir engineers and audited by Netherland Sewell & Associates, Inc., an independent petroleum engineering consultant (‘‘NSAI’’). NSAI issued an unqualified audit opinion on our proved reserves as of June 30, 2013, based upon their evaluation. NSAI concluded that our estimates of proved reserves were, in the aggregate, reasonable and have been prepared in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

The consolidated financial statements of EPL Oil & Gas, Inc. as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We are “incorporating by reference” into this prospectus information we or our Parent file with the SEC. This procedure means that we can disclose important information to you by referring you to documents filed with the SEC by us or our Parent. The information we incorporate by reference is part of this prospectus and later information that we or our Parent files with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by the Parent (Commission File No. 1-33628) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished and not filed with the SEC) until the offering under this registration statement is completed:

•	Annual Report on Form 10-K of our Parent for the Fiscal Year Ended June 30, 2013;

•	Quarterly Reports on Form 10-Q of our Parent for the quarters ended September 30, 2013 and December 31, 2013;

•	Current Reports on Form 8-K of our Parent as filed with the SEC August 27, 2013, September 26, 2013, September 27, 2013, November 6, 2013, November 19, 2013, November 22, 2013, February 25, 2014, March 13, 2014, April 7, 2014 and April 14, 2014 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Reports on Form 8-K).

You may request a copy of these filings at no cost by making written or telephone requests for copies to:

Energy XXI (Bermuda) Limited

1021 Main, Suite 2626

Houston, Texas 77002

Attention: Investor Relations

Telephone: (713) 351-3000

Additionally, you may read and copy any materials that we or our Parent have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us or our Parent. The SEC’s website address is www.sec.gov.

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You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information provided in this prospectus or incorporated by reference is accurate as of any date other than the date on the front cover or the date of the incorporated material, as applicable.

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F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of EPL Oil & Gas, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of EPL Oil & Gas, Inc. and its subsidiaries (the “Company”) at December 31, 2013 and December 31, 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New Orleans, Louisiana

February 27, 2014

F-2

EPL OIL & GAS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2013 and 2012

(In thousands, except share data)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$8,812	$1,521
Trade accounts receivable - net	70,707	67,991
Fair value of commodity derivative instruments	501	3,302
Deferred tax asset	8,949	3,322
Prepaid expenses	6,868	9,873
Total current assets	95,837	86,009
Property and equipment, at cost under the successful efforts method of accounting	2,355,219	2,025,647
Less accumulated depreciation, depletion, amortization and impairments	(618,788)	(427,580)
Net property and equipment	1,736,431	1,598,067
Deposit for Nexen Acquisition	7,040	-
Restricted cash	6,023	6,023
Fair value of commodity derivative instruments	238	211
Deferred financing costs - net of accumulated amortization of $5,549 and $2,596 at December 31, 2013 and 2012, respectively	10,106	12,386
Other assets	2,156	2,931
Total assets	$1,857,831	$1,705,627
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59,431	$34,772
Accrued expenses	131,125	117,372
Asset retirement obligations	51,601	30,179
Fair value of commodity derivative instruments	29,636	10,026
Total current liabilities	271,793	192,349
Long-term debt	627,355	689,911
Asset retirement obligations	203,849	204,931
Deferred tax liabilities	122,812	67,694
Fair value of commodity derivative instruments	2,136	3,637
Other	673	1,132
Total liabilities	1,228,618	1,159,654
Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock, par value $0.001 per share. Authorized 1,000,000 shares; no shares issued and outstanding at December 31, 2013 and 2012	-	-
Common stock, par value $0.001 per share. Authorized 75,000,000 shares; shares issued: 40,970,137 and 40,601,887 at December 31, 2013 and 2012, respectively; shares outstanding: 39,097,394 and 39,103,203 at December 31, 2013 and 2012, respectively	41	40
Additional paid-in capital	519,114	510,469
Treasury stock, at cost, 1,872,743 and 1,498,684 shares at December 31, 2013 and 2012, respectively	(31,157)	(20,477)
Retained earnings	141,215	55,941
Total stockholders’ equity	629,213	545,973
Total liabilities and stockholders' equity	$1,857,831	$1,705,627

See accompanying notes to consolidated financial statements.

F-3

EPL OIL & GAS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2013, 2012 and 2011

(In thousands, except per share data)

	Year Ended December 31,
	2013	2012	2011
Revenue:
Oil and natural gas	$688,743	$422,529	$348,207
Other	4,295	1,104	120
Total revenue	693,038	423,633	348,327
Costs and expenses:
Lease operating	165,841	94,850	70,281
Transportation	3,568	615	779
Exploration expenditures and dry hole costs	26,555	18,799	14,268
Impairments	2,937	8,883	32,466
Depreciation, depletion and amortization	200,359	113,581	104,624
Accretion of liability for asset retirement obligations	28,299	15,565	15,942
General and administrative	28,137	23,208	18,741
Taxes, other than on earnings	11,490	13,007	14,365
Gain on sales of assets	(28,681)	-	-
Other	34,942	4,678	9,735
Total costs and expenses	473,447	293,186	281,201
Income from operations	219,591	130,447	67,126
Other income (expense):
Interest income	99	136	102
Interest expense	(52,368)	(28,568)	(17,548)
Loss on derivative instruments	(32,361)	(13,305)	(5,870)
Loss on early extinguishment of debt	-	-	(2,377)
Total other expense	(84,630)	(41,737)	(25,693)
Income before income taxes	134,961	88,710	41,433
Deferred income tax expense	(49,687)	(29,900)	(14,822)
Net income	85,274	58,810	26,611
Basic earnings per share	$2.18	$1.50	$0.66
Diluted earnings per share	$2.15	$1.50	$0.66
Weighted average common shares used in computing earnings per share:
Basic	38,730	38,885	39,946
Diluted	39,236	39,034	40,050

See accompanying notes to consolidated financial statements.

F-4

EPL OIL & GAS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2013, 2012 and 2011

(In thousands)

	Treasury Stock Shares	Treasury Stock	Common Stock Shares	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total
Balance, December 31, 2010	-	$-	40,092	$40	$502,556	$(29,480)	$473,116
Net income	-	-	-	-	-	26,611	26,611
Stock options and restricted share awards	-	-	217	-	2,509	-	2,509
Exercise of stock options	-	-	13	-	119	-	119
Purchase of shares into treasury	916	(11,353)	-	-	-	-	(11,353)
Restricted stock used for tax withholdings	6	(8)	-	-	-	-	(8)
Other	-	-	4	-	51	-	51
Balance, December 31, 2011	922	$(11,361)	40,326	$40	$505,235	$(2,869)	$491,045
Net income	-	-	-	-	-	58,810	58,810
Stock options and restricted share awards	-	-	226	-	4,717	-	4,717
Exercise of stock options	-	-	48	-	441	-	441
Purchase of shares into treasury	549	(8,798)	-	-	-	-	(8,798)
Restricted stock used for tax withholdings	28	(318)	-	-	-	-	(318)
Other	-	-	2	-	76	-	76
Balance, December 31, 2012	1,499	$(20,477)	40,602	$40	$510,469	$55,941	$545,973
Net income	-	-	-	-	-	85,274	85,274
Stock options and restricted share awards	2	-	258	-	7,344	-	7,344
Exercise of stock options	-	-	108	1	1,384	-	1,385
Purchase of shares into treasury	334	(9,640)	-	-	-	-	(9,640)
Restricted stock used for tax withholdings	38	(1,040)	-	-	-	-	(1,040)
Other	-	-	2	-	(83)	-	(83)
Balance, December 31, 2013	1,873	$(31,157)	40,970	$41	$519,114	$141,215	$629,213

See accompanying notes to consolidated financial statements.

F-5

EPL OIL & GAS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2013, 2012 and 2011

(In thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$85,274	$58,810	$26,611
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, depletion and amortization	200,359	113,581	104,624
Accretion of liability for asset retirement obligations	28,299	15,565	15,942
Change in fair value of derivative instruments	20,884	9,491	(11,475)
Non-cash compensation	7,344	4,717	2,509
Deferred income taxes	49,687	29,900	14,822
Exploration expenditures	5,520	4,227	11,239
Impairments	2,937	8,883	32,466
Amortization of deferred financing costs and discount on debt	5,396	2,556	1,657
Gain on sales of assets	(28,681)	-	-
Loss on early extinguishment of debt	-	-	2,377
Other	27,235	2,448	6,984
Changes in operating assets and liabilities:
Trade accounts receivable	(1,916)	(33,547)	(10,037)
Other receivables	-	-	2,088
Prepaid expenses	2,081	1,047	(7,623)
Other assets	790	145	(1,215)
Accounts payable and accrued expenses	35,658	31,477	12,650
Asset retirement obligation settlements	(53,308)	(35,429)	(32,364)
Other liabilities	-	-	(3)
Net cash provided by operating activities	387,559	213,871	171,252
Cash flows provided by (used in) investing activities:
Decrease in restricted cash	-	-	2,466
Property acquisitions	(27,560)	(578,372)	(235,486)
Deposit for Nexen Acquisition	(7,040)	-	-
Exploration and development expenditures	(322,040)	(184,850)	(76,003)
Other property and equipment additions	(2,016)	(1,743)	(1,568)
Proceeds from sale of assets	52,317	-	-
Net cash used in investing activities	(306,339)	(764,965)	(310,591)
Cash flows provided by (used in) financing activities:
Proceeds from indebtedness	-	509,313	203,794
Repayments of indebtedness	(65,000)	(20,000)	-
Deferred financing costs	(674)	(8,469)	(6,646)
Purchase of shares into treasury	(9,640)	(8,798)	(11,353)
Exercise of stock options	1,385	441	119
Net cash provided by (used in) financing activities	(73,929)	472,487	185,914
Net increase (decrease) in cash and cash equivalents	7,291	(78,607)	46,575
Cash and cash equivalents at beginning of period	1,521	80,128	33,553
Cash and cash equivalents at end of period	$8,812	$1,521	$80,128

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	Year Ended December 31,
	2013	2012	2011
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	47,339	21,129	9,395

See accompanying notes to consolidated financial statements.

F-7

EPL OIL & GAS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1) Organization and Summary of Significant Accounting Policies

EPL Oil & Gas, Inc. (“we,” “our,” “us,” or “the Company”) was incorporated as a Delaware corporation on January 29, 1998. We are an independent oil and natural gas exploration and production company. Our current operations are concentrated in the U.S. Gulf of Mexico shelf focusing on state and federal waters offshore Louisiana. Effective September 1, 2012, we changed our legal corporate name from “Energy Partners, Ltd.” to “EPL Oil & Gas, Inc.” through a short-form merger pursuant to Section 253 of the General Corporation Law of the State of Delaware.

Recent Events. On January 15, 2014, we acquired 100% working interest of certain shallow-water central Gulf of Mexico shelf oil and natural gas assets comprised of five leases in the Eugene Island 258/259 field for $70.4 million, subject to customary adjustments to reflect the September 1, 2013, economic effective date. This acquisition was financed with borrowings under our Senior Credit Facility. In January 2014, we requested and received, with the approval of our lenders, a $50.0 million increase in our borrowing base bringing our borrowing base under the Senior Credit Facility to $475.0 million. See Note 7, “Indebtedness” for more information regarding our Senior Credit Facility.

A summary of acquisition activity during 2013, 2012 and 2011 is as follows (purchase prices are before economic effective date adjustments):

•	On September 26, 2013, we acquired an asset package consisting of certain Gulf of Mexico shelf oil and natural gas interests in the West Delta 29 field for $21.8 million;

•	On October 31, 2012, we acquired from Hilcorp Energy GOM Holdings, LLC 100% of the membership interests of Hilcorp Energy GOM, LLC, which owned certain shallow water Gulf of Mexico shelf oil and natural gas interests for $550.0 million;

•	On May 15, 2012, we acquired an asset package consisting of certain shallow-water Gulf of Mexico shelf oil and natural gas interests in our South Timbalier 41 field located in the Gulf of Mexico for $32.4 million;

•	On November 17, 2011, we acquired interests in the Main Pass 296/311 complex along with other unit interests in the Main Pass complex and an interest in a Main Pass 295 primary term lease for $38.6 million; and

•	On February 14, 2011, we acquired an asset package consisting of certain shallow-water Gulf of Mexico shelf oil and natural gas interests surrounding the Mississippi River delta and a related gathering system for $200.7 million.

In addition, on April 2, 2013, we sold certain shallow water Gulf of Mexico shelf oil and natural gas interests located within the non-operated Bay Marchand field for total consideration of $62.8 million. See Note 2, “Acquisitions and Disposition” for more information regarding these transactions.

A summary of significant accounting policies followed in the preparation of the accompanying consolidated financial statements is set forth below.

(a) Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include the accounts of EPL Oil & Gas, Inc. and our wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Our interests in oil and natural gas exploration and production ventures and partnerships are proportionately consolidated.

(b) Property and Equipment

We use the successful efforts method of accounting for oil and natural gas producing activities. Costs to acquire mineral interests in oil and natural gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities. We may capitalize exploratory well costs beyond one year if (a) we found a sufficient quantity of reserves to justify its completion as a producing well and (b) we are making sufficient progress assessing the reserves and the economic and operating viability of the project; otherwise, these costs are expensed. Geological and geophysical costs are charged to expense as incurred.

Leasehold acquisition costs are capitalized as unproved properties. If proved reserves are found on undeveloped leases, the related leasehold costs are transferred to proved properties and amortized using the units of production method. For individual unevaluated properties with capitalized costs below a threshold amount, we allocate capitalized costs to earnings generally over the primary lease terms. Properties that are subject to amortization and those with capitalized costs greater

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than the threshold amount are assessed for impairment periodically. Capitalized costs of producing oil and natural gas properties are depreciated and depleted by the units-of-production method.

We evaluate our capitalized costs of proved oil and natural gas properties for potential impairment when circumstances indicate that the carrying values may not be recoverable. The need to test a property for impairment can be based on several factors, including a significant reduction in sales prices for oil and/or natural gas, unfavorable adjustments to reserve volumes, actual operating and development costs in excess of expected amounts, changes in estimates of future operating and capital expenditure requirements, or other changes to contracts, environmental regulations or tax laws. The calculation is performed on a field-by-field basis, utilizing our current estimates of future revenues and operating expenses. In the event net undiscounted cash flow is less than the carrying value, an impairment loss is recorded based on the present value of expected future net cash flows over the economic lives of the reserves.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depletion, depreciation and amortization are eliminated from the property accounts, along with the related asset retirement obligations, unless retained by us, and the resulting gain or loss is recognized in earnings.

(c) Asset Retirement Obligations

We record our obligations associated with the retirement of tangible long-lived assets at their fair values in the period incurred. The fair value of the obligation is also recorded to the related asset’s carrying amount. Accretion of the liability is recognized as an operating expense and the capitalized cost is amortized using the units-of-production method. We revise our estimates of asset retirement obligations as information about material changes to the liability becomes known. Revisions are recorded as adjustments to existing liabilities and to the carrying amount of the related assets. Revisions occurring at or near the end of an asset’s useful life may result in impairments or losses and could materially impact earnings. Our asset retirement obligations relate primarily to the plugging and abandonment of our oil and natural gas wellbores and to decommissioning related pipelines, facilities and structures.

(d) Income Taxes

We account for income taxes under the asset and liability method, which requires that we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis amounts. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We recognize the effect on deferred tax assets and liabilities of a change in the tax rates in income in the period that includes the enactment date.

We follow the provisions of Accounting Standards Codification (“ASC”) Topic 740, “Income Taxes,” which apply to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These provisions also contain guidance on de-recognition, classification, interest and penalties. Interest, if any, is classified as a component of interest expense, and statutory penalties, if any, are classified as a component of general and administrative expense.

(e) Deferred Financing Costs

We defer costs incurred to obtain debt financing and then amortize such costs as additional interest expense over the maturity period of the related debt using the effective interest rate method.

(f) Earnings Per Share

Basic earnings per share is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding during each period. According to GAAP, we have determined that our unvested restricted share awards, which contain non-forfeitable rights to dividends, are participating securities and should be included in the computation of earnings per share pursuant to the “two-class” method. The “two-class” method allocates undistributed earnings between common shares and participating securities. The diluted earnings per share calculation under the “two-class” method also includes the effect, if dilutive, of potential common shares associated with stock option awards outstanding during each period. The dilutive effect of stock options is determined using the treasury stock method.

(g) Revenue Recognition

We record revenues from the sales of oil and natural gas when the product is delivered at a determinable price, title has transferred and collectability is reasonably assured. When we have an interest with other producers in properties from which natural gas is produced, we use the entitlement method for recording natural gas sales revenue. Under this method of accounting, revenue is recorded based on our net revenue interest in production. Deliveries of natural gas in excess of our revenue interest are recorded as liabilities and under-deliveries are recorded as receivables. We had natural gas imbalance liabilities of $2.0 million and $1.7 million at December 31, 2013 and 2012, respectively. We had natural gas imbalance receivables of $1.9 million and $0.8 million at December 31, 2013 and 2012, respectively.

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(h) Cash and Cash Equivalents

We include in cash and cash equivalents our highly-liquid investments with original maturities of three months or less. At December 31, 2013 and 2012, cash and cash equivalents includes investments in overnight interest-bearing deposits of $7.3 million and $2.3 million, respectively. These amounts are reduced by overdraft balances on other operating accounts with legal right of offset in the same banking institution to arrive at the cash and cash equivalent balances reported in our consolidated balance sheets.

(i) Derivative Activities

Derivative instruments, including certain derivative instruments embedded in other contracts, are recorded at fair value and included as either assets or liabilities in the balance sheet. The accounting for changes in fair value depends on the intended use of the derivative and the resulting designation, which is established at the inception of the derivative. We do not elect to designate derivative instruments as hedges. Gains and losses resulting from changes in the fair value of derivative instruments are recorded in other income (expense). Gains and losses related to contract settlements are also recorded in other income (expense).

(j) Share-Based Compensation

We recognize share-based compensation expense based on the estimated grant-date fair value of all share-based awards, net of an estimated forfeiture rate, over the requisite service period of the awards, which is generally equivalent to the vesting term. We record share-based compensation expense only for those awards expected to vest. We periodically revise our estimated forfeiture rate if actual forfeitures differ from our estimates.

We are required to report excess tax benefits from the exercise of stock options as financing cash flows. For the year ended December 31, 2013 and 2012, no excess tax benefits were reported in the statement of cash flows as we were in a net operating loss carryforward position. See Note 12 for additional disclosures.

(k) Allowance for Doubtful Accounts

We routinely assess the recoverability of all material trade and other receivables to determine their collectability. Our crude oil and natural gas revenue receivables are typically collected within two months. We may have the ability to withhold future revenue disbursements to recover any non-payment of joint interest receivables on properties where we are the operator. When we believe collection of the full amount of our accounts receivable is in doubt, we record an allowance to reflect accounts receivable at the net realizable value, which may be reflected in earnings or as an increase to the net book value of our oil and natural gas properties depending on the nature of the transaction that created the receivable. The nature of the transaction resulting in the receivable balance determines whether the allowance, when recorded, impacts our earnings (ordinarily through LOE) or our property and equipment balances. As of December 31, 2013, our allowance for doubtful accounts was $0.7 million, $0.1 million of which was recorded as a recovery in earnings in 2013. As of December 31, 2012, our allowance for doubtful accounts was $0.7 million, $0.1 million of which was recorded as a recovery in earnings in 2012.

(l) Accrued Expenses

As of December 31, 2013, our accrued expenses included accrued exploration costs, development costs and lease operating expenses totaling approximately $107.8 million, other accrued expenses of $7.5 million and interest payable of approximately $15.8 million. As of December 31, 2012, our accrued expenses included accrued exploration costs, development costs and lease operating expenses totaling approximately $84.9 million, other accrued expenses of $16.3 million and interest payable of approximately $16.2 million.

(m) Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We use historical experience and various other assumptions that are believed to be reasonable under the circumstances to form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates and assumptions used in preparation of our financial statements. Significant estimates with regard to these financial statements and related unaudited disclosures include the estimate of proved oil and natural gas reserve quantities and the related present value of estimated future net cash flows therefrom disclosed in Note 15.

(n) New Accounting Pronouncements

Effective January 1, 2013, we adopted the amended disclosure requirements contained in ASU 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.” This guidance impacted the disclosures associated

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with our derivative instruments and did not impact our consolidated financial position, results of operations or cash flows. See Note 7, “Fair Value Measurements,” of our consolidated financial statements in Part I, Item 1 of this Quarterly Report for related disclosures.

In July 2013, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” The amendments in this update clarify the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The amendments are effective for fiscal years, and interim periods within those years, beginning December 15, 2013. We do not expect this guidance to have a material impact on our consolidated financial position, results of operations or cash flows.

(2) Acquisitions and Dispositions

Sale of Non-Operated Bay Marchand Asset

On April 2, 2013, we sold certain shallow water Gulf of Mexico shelf oil and natural gas interests located within the non-operated Bay Marchand field (the “BM Interests”) to the property operator for $51.5 million in cash and the buyer’s assumption of liabilities recorded on our balance sheet of $11.3 million resulting in total consideration of $62.8 million, subject to customary adjustments to reflect the January 1, 2013 economic effective date. Our results for the year ended December 31, 2013 reflect a pre-tax gain of $28.1 million from this sale. The following table summarizes the carrying amount of the net assets sold and reflects management’s estimates of customary adjustments to the sale price of approximately $0.7 million to reflect the economic effective date of January 1, 2013.

(In thousands)	January 1, 2013
Oil and natural gas properties	$35,298
Asset retirement obligations	(3,959)
Other liabilities	(7,311)
Net assets sold	$24,028

The cash proceeds from this sale of assets were held on deposit with a qualified intermediary in contemplation of a potential tax-deferred exchange of properties and classified as restricted cash at June 30, 2013. On September 26, 2013, we used $16.5 million of these proceeds to fund the WD29 Acquisition (defined and described below), which was a qualifying purchase for tax-deferral purposes. On September 29, 2013, the underlying escrow agreement expired, and the remaining amount of the deposit became unrestricted.

The West Delta 29 Acquisition

On September 26, 2013, we acquired from W&T Offshore, Inc. (“W&T”) an asset package consisting of certain Gulf of Mexico shelf oil and natural gas interests in the West Delta 29 field (the “WD29 Interests”) for $21.8 million in cash, subject to customary adjustments to reflect an economic effective date of January 1, 2013 (the “WD29 Acquisition”). We estimate that the proved reserves as of the January 1, 2013 economic effective date totaled approximately 0.7 Mmboe, of which 95% were oil and 58% were proved developed reserves. The WD29 Acquisition was funded with a portion of the proceeds from the sale of the BM Interests held by the qualified intermediary as described above.

The following table summarizes the estimated values of assets acquired and liabilities assumed and reflects management’s estimate of customary adjustments to purchase price provided for by the purchase and sale agreement of approximately $7.1 million to reflect an economic effective date of January 1, 2013.

(In thousands)	January 1, 2013
Oil and natural gas properties	$16,696
Asset retirement obligations	(1,398)
Net assets acquired	$15,298

The Hilcorp Acquisition

On October 31, 2012, we acquired from Hilcorp Energy GOM Holdings, LLC (“Hilcorp”) 100% of the membership interests of Hilcorp Energy GOM, LLC (the “Hilcorp Acquisition”), which owned certain shallow water Gulf of Mexico shelf oil and natural gas interest (the “Hilcorp Properties”) for $550.0 million in cash, subject to customary adjustments to reflect an economic effective date of July 1, 2012. As of December 31, 2012, the Hilcorp Properties had estimated proved reserves of approximately 37.2 Mmboe, of which 49% were oil and 58% were proved developed reserves. The primary factors considered by management in acquiring the Hilcorp Properties include the belief that the Hilcorp Acquisition provides an opportunity to significantly increase our reserves, production volumes and drilling portfolio, while maintaining our focus

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on oil-weighted assets in our core area of expertise on the Gulf of Mexico shelf. The Hilcorp Acquisition also provides us with access to infrastructure and extensive acreage, with significant exploitation and development potential.

The Hilcorp Acquisition was financed with cash on hand, the net proceeds from the sale of $300 million in aggregate principal amount of 8.25% senior notes due 2018 (the “2012 Senior Notes”) and borrowings under our expanded Senior Credit Facility. After deducting the initial purchasers’ discount, we realized net proceeds of $289.5 million. See Note 7, “Indebtedness,” for more information regarding our 2012 Senior Notes.

The following table summarizes the estimated values of assets acquired and liabilities assumed and reflects final adjustments to purchase price provided for by the purchase and sale agreement of approximately $5.7 million to reflect an economic effective date of July 1, 2012.

(In thousands)	July 1, 2012
Oil and natural gas properties	$698,660
Asset retirement obligations	(150,959)
Net assets acquired	$547,701

During the quarter ended December 31, 2013, we completed the allocation of the Hilcorp Acquisition purchase price resulting in an increase in the acquired asset retirement obligation of $22.1 million. This change was due primarily to changes in the timing of expected cash flows for the related abandonment and decommissioning activities.

The South Timbalier Acquisition

On May 15, 2012, we acquired from W&T an asset package consisting of certain shallow-water Gulf of Mexico shelf oil and natural gas interests in our South Timbalier 41 field (the “ST41 Interests”) located in the Gulf of Mexico for $32.4 million in cash, subject to customary adjustments to reflect an economic effective date of April 1, 2012. We estimate that the proved reserves as of the April 1, 2012 economic effective date totaled approximately 1.0 Mmboe, of which 51% were oil and 84% were proved developed reserves. Prior to the ST41 Acquisition, we owned a 60% working interest in these properties, and W&T owned a 40% working interest. As a result of the ST41 Acquisition, we have become the sole working interest owner of the South Timbalier 41 field. We funded the ST41 Acquisition with cash on hand.

The following table summarizes the estimated values of assets acquired and liabilities assumed and reflects final adjustments to purchase price provided for by the purchase and sale agreement of approximately $0.4 million to reflect an economic effective date of April 1, 2012.

(In thousands)	April 1, 2012
Oil and natural gas properties	$33,206
Asset retirement obligations	(1,878)
Net assets acquired	$31,328

The ASOP Acquisition

On February 14, 2011, we acquired an asset package consisting of certain shallow-water Gulf of Mexico shelf oil and natural gas interests surrounding the Mississippi River delta and a related gathering system (the “ASOP Properties”) from Anglo-Suisse Offshore Pipeline Partners, LLC (“ASOP”) for $200.7 million in cash, subject to purchase price adjustments to reflect an economic effective date of January 1, 2011. As of December 31, 2010, the ASOP Properties had estimated proved reserves of approximately 8.1 Mmboe, of which 84% were oil and 76% were proved developed reserves. The primary factors considered by management in acquiring the ASOP Properties include the belief that the ASOP Acquisition provided an opportunity to significantly increase our reserves, production volumes and drilling portfolio, while maintaining our focus on oil-weighted assets in our core area of expertise in the Gulf of Mexico shelf. We financed the ASOP Acquisition with the proceeds from the sale of $210.0 million in aggregate principal amount of the 2011 Senior Notes. After deducting the initial purchasers’ discount and offering expenses, we realized net proceeds of approximately $202.0 million. See Note 7, “Indebtedness” for more information regarding our 2011 Senior Notes.

The following table summarizes the estimated values of assets acquired and liabilities assumed and reflects final adjustments to purchase price provided for by the purchase and sale agreement of approximately $3.8 million to reflect an economic effective date of January 1, 2011.

(In thousands)	January 1, 2011
Oil and natural gas properties	$221,751
Asset retirement obligations	(24,858)
Net assets acquired	$196,893

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The Main Pass Acquisition

On November 17, 2011, we acquired certain interests in producing oil and natural gas assets in the shallow-water central Gulf of Mexico shelf (the “Main Pass Interests”) from Stone Energy Offshore, L.L.C. for $38.6 million in cash, subject to customary adjustments to reflect the economic effective date of November 1, 2011. The Main Pass Interests consist of additional interests in the Main Pass 296/311 complex that was included in the ASOP Acquisition, along with other unit interests in the Main Pass complex and an interest in a Main Pass 295 primary term lease. We estimate that the proved reserves as of the November 1, 2011 economic effective date totaled approximately 1.3 Mmboe, all of which were proved developed reserves and 96% of which were oil reserves. We funded the Main Pass Acquisition with cash on hand.

The following table summarizes the estimated values of assets acquired and liabilities assumed and reflects final adjustments to purchase price provided for by the purchase and sale agreement of approximately $0.7 million to reflect an economic effective date of November 1, 2011.

(In thousands)	November 1, 2011
Oil and natural gas properties	$40,826
Asset retirement obligations	(2,991)
Net assets acquired	$37,835

We have accounted for our acquisitions using the purchase method of accounting for business combinations, and therefore we have estimated the fair value of the assets acquired and the liabilities assumed as of their respective acquisition dates. In the estimation of fair value, management uses various valuation methods including (i) comparable company analysis, which estimates the value of the acquired properties based on the implied valuations of other similar operations; (ii) comparable asset transaction analysis, which estimates the value of the acquired operations based upon publicly announced transactions of assets with similar characteristics; (iii) comparable merger transaction analysis, which, much like comparable asset transaction analysis, estimates the value of operations based upon publicly announced transactions with similar characteristics, except that merger analysis analyzes public to public merger transactions rather than solely asset transactions; and (iv) discounted cash flow analysis. The fair value is based on subjective estimates and assumptions, which are inherently subject to significant uncertainties which are beyond our control. These assumptions represent Level 3 inputs, as further discussed in Note 10, “Fair Value Measurements.”

Results of Operations and Pro Forma Information

Revenues and lease operating expenses attributable to acquired interests and properties were as follows:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
WD29 Interests:
Revenues	$3,011	$-	$-
Lease operating expenses	$44	$-	$-
Hilcorp Properties:
Revenues	$208,241	$37,978	$-
Lease operating expenses	$74,404	$10,982	$-
ST41 Interests:
Revenues	$11,189	$9,262	$-
Lease operating expenses	$2,468	$1,760	$-
ASOP Properties and Main Pass Interests:
Revenues	$328,070	$175,538	$125,975
Lease operating expenses	$33,978	$26,467	$17,161

We have determined that the presentation of net income attributable to the acquired interests and properties is impracticable due to the integration of the related operations upon acquisition. We incurred fees of approximately $0.5 million related to the Hilcorp Acquisition and approximately $0.1 million related to the ST41 Acquisition, which were included in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2012. We incurred fees of approximately $0.5 million related to the ASOP Acquisition and approximately $0.1 million related to the Main Pass Acquisition, which were included in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2011.

The following supplemental pro forma information presents consolidated results of operations as if the Hilcorp Acquisition and the ST41 Acquisition had occurred on January 1, 2012. The supplemental unaudited pro forma information was derived from a) our historical consolidated statements of operations, b) the statements of operations of Hilcorp Energy

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GOM, LLC, and c) the statements of revenues and direct operating expenses for the ST41 Interests, which were derived from our historical accounting records. This information does not purport to be indicative of results of operations that would have occurred had the acquisitions occurred on January 1, 2012, nor is such information indicative of any expected future results of operations.

Year Ended December 31,
Pro Forma 2012
(in thousands, except per share data)
Revenue	$594,510
Net income	$59,324
Basic earnings per share	$1.51
Diluted earnings per share	$1.51

Subsequent Events

On January 15, 2014, we acquired from Nexen Petroleum Offshore U.S.A., Inc. (“Nexen”) 100% working interest of certain shallow-water central Gulf of Mexico shelf oil and natural gas assets for $70.4 million, subject to customary adjustments to reflect the September 1, 2013, economic effective date (the “Nexen Acquisition”). The assets we acquired comprise five leases in the Eugene Island 258/259 field (the “EI Interests”). Estimated proved reserves as of the September 1, 2013 effective date consist of approximately 2.6 Mmboe of proved developed producing reserves, about 91% of which is oil.

The Nexen Acquisition was financed with borrowings under our Senior Credit Facility. In January 2014, our lenders approved a $50.0 million increase in our borrowing base under our Senior Credit Facility, increasing our borrowing base to $475.0 million. See Note 7, “Indebtedness” for more information regarding our Senior Credit Facility.

The Nexen Acquisition will be accounted for using the purchase method of account for business combinations. The following allocation of the purchase price as of January 15, 2014, is preliminary and includes significant use of estimates. This preliminary allocation is based on information that was available to management at the time these consolidated financial statements were prepared and takes into account current market conditions and estimated market prices for oil and natural gas. Management has not yet had the opportunity to complete its assessment of the fair value of the assets acquired and liabilities assumed. Accordingly, the allocation will change as additional information becomes available and is assessed by management, and the impact of such changes may be material.

The following table summarizes the estimated values of assets acquired and liabilities assumed and reflects management’s estimate of customary adjustments of $3.6 million to reflect an economic effective date of September 1, 2013.

(In thousands)	September 1, 2013
Oil and natural gas properties	$93,932
Asset retirement obligations	(27,133)
Net assets acquired	$66,799

Pro forma results of operations are not provided as the historical results of the EI Interests were not available at the time these consolidated financial statements were prepared.

(3) Common Stock

In August 2011, the Board of Directors authorized a program for the repurchase of our outstanding common stock for up to an aggregate cash purchase price of $20.0 million and increased the program to $40.0 million in May 2012. In July 2013, the Board of Directors increased the program to $80.0 million. Through December 31, 2013, we executed trades to repurchase 1,799,000 shares at an aggregate cash purchase price of approximately $29.7 million. Such shares are held in treasury and could be used to provide available shares for possible resale in future public or private offerings and our employee benefit plans. The repurchases have been, and will be, carried out in accordance with certain volume, timing and price constraints imposed by the Securities and Exchange Commission (the “SEC”) rules applicable to such transactions. The amount, timing and price of purchases otherwise depend on market conditions and other factors, including restrictions under our Senior Credit Facility. In July 2013, our Senior Credit Facility was amended to increase the limit applicable to certain restricted payments, which includes share repurchases, permitted by the agreement.

We have reserved up to 3,574,000 shares of common stock for the issuance of restricted shares and option shares under our 2009 Long-Term Incentive Plan, with 1,184,322 shares remaining for issuance as of December 31, 2013. In April 2013, the reserved shares were increased from 2,474,000 shares to 3,574,000. See Note 12, “Employee Benefit Plans” for information regarding the 2009 Long-Term Incentive Plan.

F-14

Covenants in certain debt instruments to which we are a party, including our Senior Credit Facility and the indenture related to our 8.25% Senior Notes, place certain restrictions and conditions on our ability to pay dividends on our common stock.

(4) Earnings Per Share

The following table sets forth the calculation of basic and diluted weighted average shares outstanding and earnings per share for the indicated periods.

	Year Ended December 31,
	2013	2012	2011
	(in thousands, except per share data)
Income (numerator):
Net income	$85,274	$58,810	$26,611
Net income attributable to participating securities	(943)	(455)	(77)
Net income attributable to common shares	$84,331	$58,355	$26,534
Weighted average shares (denominator):
Weighted average shares—basic	38,730	38,885	39,946
Dilutive effect of stock options	506	149	104
Weighted average shares—diluted	39,236	39,034	40,050
Basic earnings per share	$2.18	$1.50	$0.66
Diluted earnings per share	$2.15	$1.50	$0.66

The following table indicates the number of shares underlying outstanding stock-based awards excluded from the computation of dilutive weighted average shares because their effect was antidilutive for the periods indicated.

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Weighted average shares	273	687	442

(5) Property and Equipment

The following table summarizes our property and equipment.

	December 31,
	2013	2012
	(In thousands)
Proved oil and natural gas properties	$2,307,891	$1,982,657
Unproved oil and natural gas properties	39,191	36,992
Other	8,137	5,998
Total property and equipment	$2,355,219	$2,025,647

Substantially all of our oil and natural gas properties serve as collateral under our credit facility.

We recognized impairments of $2.9 million, $8.9 million and $32.5 million in the years ended December 31, 2013, 2012 and 2011, respectively.

Impairments for the year ended December 31, 2013 were primarily related to reservoir performance at a gas well in one of our smaller producing fields. This field was determined to have future net cash flows less than its carrying value resulting in the write down of this property to its estimated fair value.

Impairments for the year ended December 31, 2012 were primarily due to the decline in our estimate of future natural gas prices affecting certain of our natural gas producing fields and to reservoir performance at two of those fields. These fields were determined to have future net cash flows less than their carrying values resulting in the write down of these properties to their estimated fair values. We also recorded impairments for undeveloped leases that are expiring in 2013 for which we had no development plans.

Impairments for the year ended December 31, 2011 were primarily related to our natural gas producing fields and our deepwater producing well (primarily natural gas). Impairments related to our deepwater producing well were primarily due to the decline in our estimate of future natural gas prices, reservoir performance and higher estimated operating costs. Additional impairments for the year ended December 31, 2011 were primarily related to reservoir performance at other natural gas producing fields.

F-15

At December 31, 2013 and 2012, we did not have any exploratory projects that were suspended for a period greater than one year.

(6) Asset Retirement Obligations

We record the fair value of a liability for an asset retirement obligation in the period in which it is incurred, along with a corresponding increase in the carrying amount of the related long-lived asset. The following table reconciles the beginning and ending aggregate recorded amount of our asset retirement obligations.

	Year Ended December 31,
	2013	2012
	(in thousands)
Beginning of period total	$235,110	$99,347
Accretion expense	28,299	15,565
Liabilities assumed in acquisitions	23,541	132,109
Liabilities incurred	1,187	1,210
Revisions	24,586	22,308
Liabilities associated with assets sold	(3,965)	-
Liabilities settled	(53,308)	(35,429)
End of period total	255,450	235,110
Less: End of period, current portion	51,601	30,179
End of period, noncurrent portion	$203,849	$204,931

We revise our estimates of ARO as information about material changes to the liability becomes known. During the year ended December 31, 2013, our revisions include an increase to our estimated asset retirement obligations (“ARO”) of $20.8 million related to our only remaining four non-producing wellbores in our non-operated deepwater properties. These deepwater abandonment costs are primarily attributable to changes in regulatory interpretations and enforcement by the Bureau of Safety and Environmental Enforcement in the deepwater that increased the required scope of work. As a result, we recorded an associated $20.8 million loss on abandonment activities, which is included in Other costs and expenses in our consolidated statements of operations for the year ended December 31, 2013.

(7) Indebtedness

The following table sets forth our indebtedness.

	December 31,
	2013	2012
	(In thousands)
8.25% senior notes issued February 14, 2011 and October 25, 2012, face amount of $510.0 million, interest rate of 8.25% payable semi-annually, in arrears on February 15 and August 15 of each year, maturity date February 15, 2018	$497,355	$494,911
Senior Credit Facility, interest rate based on base rate or LIBOR plus a floating spread, maturity date October 31, 2016	130,000	195,000
Total indebtedness	627,355	689,911
Current portion of indebtedness	-	-
Noncurrent portion of indebtedness	$627,355	$689,911

8.25% Senior Notes

The 8.25% senior notes consist of $510.0 million in aggregate principal amount of our 8.25% senior notes due 2018 (the “8.25% Senior Notes”) issued under an Indenture dated February 14, 2011 (the “2011 Indenture”). The 8.25% Senior Notes bear interest from the date of their issuance at an annual rate of 8.25% with interest due semi-annually, in arrears, on February 15th and August 15th of each year. The 8.25% Senior Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis initially by each of our existing direct and indirect domestic subsidiaries (other than immaterial subsidiaries). The 8.25% Senior Notes will mature on February 15, 2018. The effective interest rate on the 8.25% Senior Notes is approximately 9.1%. We issued the 8.25% Senior Notes in two different private placements, described below.

On February 14, 2011, we issued the $210.0 million in aggregate principal amount of our 8.25% senior notes due 2018 (the “2011 Senior Notes”) under the 2011 Indenture. We used the net proceeds from the offering of the 2011 Senior Notes of $202.0 million, after deducting the initial purchasers’ discount and offering expenses payable by us, to acquire the ASOP Properties for a purchase price of $200.7 million, before adjustments to reflect an economic effective date of January 1, 2011.

F-16

On October 25, 2012, we issued the $300.0 million in aggregate principal amount of our 2012 Senior Notes under an Indenture dated as of October 25, 2012 (the “2012 Indenture”). We used the net proceeds from the offering of the 2012 Senior Notes of $289.5 million, after deducting the initial purchasers’ discount, to fund a portion of the Hilcorp Acquisition. The purchase price of the 2012 Senior Notes included $4.8 million of accrued interest for the period from August 15, 2012 to October 25, 2012, which we recorded as interest payable.

The 2012 Senior Notes were offered in a private placement only to qualified institutional buyers under Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or to persons outside of the United States in compliance with Regulation S promulgated under the Securities Act. The 2012 Senior Notes had terms that were substantially identical to the terms of our 2011 Senior Notes. Pursuant to a registration rights agreement executed as part of the sale of the 2012 Senior Notes, we have issued publicly registered additional notes under our 2011 Indenture in exchange for the 2012 Senior Notes. As a result of this exchange offer, 100% in aggregate principal amount of the 2012 Senior Notes was exchanged for the notes under the 2011 Indenture, effective as of June 10, 2013. All of the 8.25% Senior Notes are now issued under the 2011 Indenture, regardless of which private placement they were issued under.

On or after February 15, 2015, we may on any one or more occasions redeem all or a part of the 8.25% Senior Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and special interest, if any, on the notes redeemed, to the applicable date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2015	104.125%
2016	102.063%
2017 and thereafter	100.000%

Any such redemption and notice may, in our discretion, be subject to the satisfaction of one or more conditions, precedent, including, but not limited to, the occurrence of a change of control. Unless we default in the payment of the redemption price, interest will cease to accrue on the 8.25% Senior Notes or portions thereof called for redemption on the applicable redemption date.

At any time prior to February 15, 2014, we may, at our option, on any one or more occasions redeem with the net cash proceeds of certain equity offerings up to 35% of the aggregate principal amount of outstanding 8.25% Senior Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 108.25% of the principal amount of the notes redeemed, plus the accrued and unpaid interest and special interest, if any, to the redemption date, provided that: (1) at least 65% of the aggregate principal amount of notes issued under the 2011 Indenture remains outstanding immediately after the occurrence of such redemption; and (2) the redemption occurs within 90 days of the date after the closing of such equity offering. This option to redeem up to 35% of the aggregate principal amount of outstanding 8.25% Senior Notes with the net cash proceeds of certain equity offerings is considered an embedded derivative. We estimate that the fair value of this option at December 31, 2013 is not material. In addition, we may, at our option, on any one or more occasions redeem all or a part of the 8.25% Senior Notes prior to February 15, 2015 at a redemption price equal to 100% of the principal amount of the 8.25% Senior Notes redeemed plus a “make-whole” premium as of, and accrued and unpaid interest to the redemption date.

If we experience a change of control (as defined in the 2011 Indenture), each holder of the 8.25% Senior Notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of the 8.25% Senior Notes at a price in cash equal to 101% of the aggregate principal amount of the 8.25% Senior Notes repurchased, plus accrued and unpaid interest to the date of repurchase. If we engage in certain asset sales, within 360 days of such sale, we generally must use the net cash proceeds from such sales to repay outstanding senior secured debt (other than intercompany debt or any debt owed to an affiliate), to acquire all or substantially all of the assets, properties or capital stock of one or more companies in our industry, to make capital expenditures or to invest in our business. When any such net proceeds that are not so applied or invested exceed $20.0 million, we must make an offer to purchase the 8.25% Senior Notes and other pari passu debt that is subject to similar asset sale provisions in an aggregate principal amount equal to the excess net cash proceeds. The purchase price of each 8.25% Senior Note (or other pari passu debt) so purchased will be 100% of its principal amount, plus accrued and unpaid interest to the repurchase date, and will be payable in cash.

The 2011 Indenture, among other things, limits our ability to: (i) declare or pay dividends, redeem subordinated debt or make other restricted payments; (ii) incur or guarantee additional debt or issue preferred stock; (iii) create or incur liens; (iv) incur dividend or other payment restrictions affecting restricted subsidiaries; (v) consummate a merger, consolidation or sale of all or substantially all of our assets; (vi) enter into sale-leaseback transactions, (vii) enter into transactions with affiliates; (viii) transfer or sell assets; (ix) engage in business other than our current business and reasonably related extensions thereof; or (x) issue or sell capital stock of certain subsidiaries. These covenants are subject to a number of important exceptions and qualifications set forth in the 2011 Indenture.

Senior Credit Facility

F-17

On February 14, 2011, we entered into our senior secured credit facility with BMO Capital Markets, as lead arranger, and Bank of Montreal, as administrative agent and a lender, and the other lender parties thereto (as amended and restated, the “Senior Credit Facility”). The original terms of our Senior Credit Facility established a revolving credit facility with a four-year term that could be used for revolving credit loans and letters of credit up to an aggregate principal amount of $250.0 million. On October 31, 2012, in connection with the Hilcorp Acquisition, through an amendment and restatement of our Senior Credit Facility, the aggregate commitment under this facility was increased to a maximum of $750.0 million and the maturity date was extended to October 31, 2016. The maximum amount of letters of credit that may be outstanding at any one time is $20.0 million. The amount available under the revolving credit facility is limited by the borrowing base. The borrowing base under our Senior Credit Facility has been determined at the discretion of the lenders, based on the collateral value of our proved reserves and is subject to potential special and regular semi-annual redeterminations. On October 31, 2012, the borrowing base under the expanded credit facility was increased from $200.0 million to $425.0 million. On November 26, 2013, we completed our semi-annual redetermination and our borrowing base remained at $425.0 million. In January 2014, our lenders approved a $50.0 million increase in our borrowing base under the $750.0 million facility, increasing our borrowing base to $475.0 million. In addition, in July 2013, our Senior Credit Facility was amended to increase the limit applicable to certain restricted payments permitted by the agreement to accommodate our expanded stock repurchase program. As of December 31, 2013 and 2012, we had outstanding under the Senior Credit Facility $130.0 million and $195.0 million, respectively.

The interest rate spread on loans and letters of credit under our Senior Credit Facility is based on the level of utilization and range from a base rate plus a margin of 0.75% to 1.75% for base rate borrowings and LIBOR plus a margin of 1.75% to 2.75% for LIBOR borrowings. Commitment fees ranging from 0.375% to 0.50% are payable on the unused portion of the borrowing base. Interest on our base rate borrowings is payable quarterly, in arrears, and interest on our LIBOR borrowings is payable on the last day of each relevant interest period, except that in the case of any interest period that is longer than three months, interest is payable on each successive date three months after the first day of such interest period.

Our Senior Credit Facility contains customary covenants, default provisions and collateral requirements. As described in the agreement underlying our Senior Credit Facility, we must maintain, for each period for which a covenant certification is required, (a) a minimum current ratio (as defined in the agreement for our Senior Credit Facility) of 1.0 to 1.0 and (b) a maximum total debt to EBITDAX ratio of 3.5 to 1.0. We are also required to maintain a commodities hedging program that is in compliance with the requirements set forth in our Senior Credit Facility. Our Senior Credit Facility also places restrictions on the maximum estimated future production volumes that can be subject to commodity derivative instruments.

Our obligations under our Senior Credit Facility, as well as any hedging contracts and treasury management agreements with the lenders or affiliates of lenders, are secured by substantially all of our assets, including a) mortgages on at least 80% of the total value of our oil and gas properties evaluated in the most recently completed reserve report, after giving effect to exploration and production activities, acquisitions and dispositions, and b) the stock of certain wholly-owned subsidiaries.

(8) Concentrations

Significant Customers

We had oil and natural gas sales to three customers accounting for 63%, 24% and 6%, respectively, of total oil and natural gas revenues, excluding the effects of hedging activities, for the year ended December 31, 2013. We had oil and natural gas sales to three customers accounting for 45%, 31% and 11%, respectively, of total oil and natural gas revenues, excluding the effects of hedging activities, for the year ended December 31, 2012. We had oil and natural gas sales to three customers accounting for 51%, 17% and 12%, respectively, of total oil and natural gas revenues, excluding the effects of hedging activities, for the year ended December 31, 2011.

Geographic Concentration

Virtually all of our current operations and proved reserves are concentrated in the Gulf of Mexico region. Therefore, we are exposed to operational, regulatory and other risks associated with the Gulf of Mexico, including the risk of adverse weather conditions. We maintain insurance coverage against some, but not all, of the operating risks to which our business is exposed.

F-18

(9) Derivative Instruments and Hedging Activities

We enter into derivative instruments to reduce exposure to fluctuations in the price of oil and natural gas for a portion of our production. Our fixed-price swaps fix the sales price for a limited amount of our production and, for the contracted volumes, eliminate our ability to benefit from increases in the sales price of the production. Derivative instruments are carried at their fair value on the consolidated balance sheets as Fair value of commodity derivative instruments and all gains and losses due to changes in fair market value and contract settlements are recorded in Gain (loss) on derivative instruments in Other income (expense) in the consolidated statements of operations. See Note 10 for information regarding fair values of our derivative instruments.

The following tables set forth our derivative instruments outstanding as of December 31, 2013.

Oil Contracts

	Fixed-Price Swaps
	Daily Average		Average
	Volume	Volume	Swap Price
Remaining Contract Term	(Bbls)	(Bbls)	($/Bbl)
January 2014	16,350	506,850	93.11
February 2014	16,350	457,800	93.11
March 2014	16,350	506,850	93.11
April 2014	15,350	460,500	94.27
May 2014	15,350	475,850	94.27
June 2014	15,350	460,500	94.27
July 2014	14,350	444,850	93.56
August 2014	8,750	271,250	94.28
September 2014	8,750	262,500	94.28
October 2014	8,750	271,250	94.28
November 2014	8,750	262,500	94.28
December 2014	11,700	362,700	91.90
2014 Total	12,996	4,743,400	93.67

January 2015 - December 2015	1,500	547,500	97.70

Gas Contracts

	Fixed-Price Swaps
	Daily Average		Average
	Volume	Volume	Swap Price
Remaining Contract Term	(Mmbtu)	(Mmbtu)	($/Mmbtu)
January 2014 - December 2014	5,000	1,825,000	4.01
January 2015 - December 2015	4,300	1,569,500	4.31

The following table presents information about the components of loss on derivative instruments.

	Year Ended December 31,
	2013	2012	2011
	(in thousands)

Change in fair market value	$(20,884)	$(9,491)	$11,475
Loss on settlement	(11,477)	(3,814)	(17,345)
Total loss on derivative instruments	$(32,361)	$(13,305)	$(5,870)

F-19

(10) Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820, “Fair Value Measurements and Disclosures,” establishes a fair value hierarchy with three levels based on the reliability of the inputs used to determine fair value. These levels include: Level 1, defined as inputs such as unadjusted quoted prices in active markets for identical assets and liabilities; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for use when little or no market data exists, therefore requiring an entity to develop its own assumptions.

As of December 31, 2013 and 2012, we held certain financial assets and liabilities that are required to be measured at fair value on a recurring basis, primarily our commodity derivative instruments. The fair values of derivative instruments were measured using price inputs published by NYMEX and IntercontinentalExchange, Inc., or ICE. These price inputs are quoted prices for assets and liabilities similar to those held by us and meet the definition of Level 2 inputs within the fair value hierarchy. The following table sets forth our financial assets and liabilities that are accounted for at fair value on a recurring basis.

	December 31,
	2013	2012
	(in thousands)
Assets:
Current	$501	$3,302
Noncurrent	238	211
Total gross fair value	739	3,513
Less: counterparty set-off	(739)	(3,513)
Total net fair value	-	-

Liabilities:
Current	$29,636	$10,026
Noncurrent	2,136	3,637
Total gross fair value	31,772	13,663
Less: counterparty set-off	(739)	(3,513)
Total net fair value	31,033	10,150

The carrying values reported in the consolidated balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short term maturities of these instruments. The fair value for the 8.25% Senior Notes is based on quoted prices, which are Level 1 inputs within the fair value hierarchy. The carrying value of the Senior Credit Facility approximates its fair value because the interest rates are variable and reflective of market rates, which are Level 2 inputs within the fair value hierarchy.

The following table sets forth the carrying values and estimated fair values of our long-term indebtedness.

	December 31, 2013		December 31, 2012
	(In thousands)
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
8.25% Senior Notes	$497,355	$546,338	$494,911	$524,600
Senior Credit Facility	130,000	130,000	195,000	195,000
Total	$627,355	$676,338	$689,911	$719,600

We evaluate our capitalized costs of proved oil and natural gas properties for potential impairment when circumstances indicate that the carrying values may not be recoverable. Our assessment of possible impairment of proved oil and natural gas properties is based on our best estimate of future prices, costs and expected net future cash flows by property (generally analogous to a field or lease). An impairment loss is indicated if undiscounted net future cash flows are less than the carrying value of a property. The impairment expense is measured as the shortfall between the net book value of the property and its estimated fair value, which is measured based on the discounted net future cash flows from the property. The inputs used to estimate the fair value of our oil and natural gas properties are based on our estimates of future events, including projections of future oil and natural gas sales prices, amounts of recoverable oil and natural gas reserves, timing of future production, future costs to develop and produce our oil and natural gas and discount factors. These inputs meet the definition of Level 3 inputs within the fair value hierarchy. Impairments for the year ended December 31, 2013 were primarily related to reservoir performance at a gas well in one of our smaller producing fields. This field was determined to have future net cash flows less than its carrying value resulting in the write down of this property to its estimated fair value. Impairments for the year ended

F-20

December 31, 2012 were primarily due to the decline in our estimate of future natural gas prices, which affected three of our natural gas producing fields and reservoir performance at two of those fields. These fields were determined to have future net cash flows less than their carrying values resulting in the write downs of these properties to their estimated fair values. We also recorded impairments for undeveloped leases that are expiring in 2013 for which we had no development plans. Impairments for the year ended December 31, 2011 were primarily related to our natural gas producing fields and our deepwater producing well (primarily natural gas). Impairments related to our deepwater producing well were primarily due to the decline in our estimate of future natural gas prices, reservoir performance and higher estimated operating costs. Additional impairments for the year ended December 31, 2011 were primarily related to reservoir performance at other natural gas producing fields.

As addressed in Note 2, “Acquisitions,” we apply fair value concepts in estimating and allocating the fair value of assets acquired and liabilities assumed in acquisitions in accordance with purchase accounting for business combinations. The inputs to the estimated fair values of assets acquired and liabilities assumed are described in Note 2.

(11) Income Taxes

The following table sets forth the components of our provision for income taxes.

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Current:
Federal	$-	$-	$-
State	-	-	-
Total current	$-	$-	$-

Deferred:
Federal	$(47,723)	$(28,719)	$(14,468)
State	(1,964)	(1,181)	(354)
Total deferred	$(49,687)	$(29,900)	$(14,822)

Total:
Federal	$(47,723)	$(28,719)	$(14,468)
State	(1,964)	(1,181)	(354)
Total provision for income taxes.	$(49,687)	$(29,900)	$(14,822)

The following table reconciles the expected statutory federal income tax rate to our effective income tax rate.

	Percentage of Pretax Earnings
	Year Ended December 31,
	2013	2012	2011
Expected statutory federal income tax rate	35.0%	35.0%	35.0%
State taxes	1.4	1.4	2.3
State tax rate changes	-	(2.7)	(1.7)
Statutory depletion	(0.3)	(0.4)	(1.0)
Other	0.7	0.4	1.2
Effective income tax rate	36.8%	33.7%	35.8%

F-21

The following table sets forth the tax effects of temporary differences that give rise to significant portions of our deferred tax assets and liabilities.

	December 31,
	2013	2012
	(In thousands)
Deferred tax assets:
Federal and state net operating loss carryforwards	$62,015	$62,130
Fair value of commodity derivative instruments	11,578	3,912
Restricted stock awards and options	3,843	2,313
Percentage depletion carryforward	5,003	4,575
Accruals and other	1,130	2,613
Deferred tax asset	83,569	75,543

Deferred tax liabilities:
Property, plant and equipment, principally due to differences in depreciation	$193,191	$136,016
Fair value of commodity derivative instruments	182	214
Prepaid assets	1,482	1,778
Accruals and other	2,577	1,907
Deferred tax liabilities	197,432	139,915

Net deferred tax liability	113,863	64,372

Reflected in accompanying balance sheets as:
Current deferred asset	8,949	3,322
Non-current deferred liability	122,812	67,694
Total net deferred tax liability	$113,863	$64,372

As a result of our reorganization under Chapter 11 in 2009, the income from the discharge of indebtedness, represented for tax purposes as the excess of the principal and accrued interest on the debt discharged over the fair value of the stock of the reorganized company received in exchange for the discharged obligations, as defined by Internal Revenue Code (the “IRC”) Section 108 (“IRC 108”), reduced our net operating loss carryforwards (“NOLs”) by $97 million (“Tax Attribute Reduction”). Our remaining NOLs as of December 31, 2013 were approximately $167 million.

Ownership changes, as defined in IRC Section 382, limit the amount of NOLs that can be utilized annually to offset future taxable income and reduce our tax liability (“Section 382 Limitation”). In 2009, as part of our Chapter 11 reorganization, we had an ownership change which resulted in a Section 382 Limitation on the amount of NOLs available annually for use. Unused annual limited NOLs (those NOLs in existence immediately after the application of IRC 108) totaled $137 million. The annual limitation is approximately $21 million per year beginning in 2010 and, if unused, can be carried over and aggregated with limited NOLs in future years subject to the ultimate expiration of the NOLs. We have not used any limited NOLs since the reorganization. The amount of limited NOLs available for our 2013 federal tax return is approximately $121 million. We believe that we will be able to utilize all of our federal NOLs prior to their expiration.

At December 31, 2013, we had approximately $167 million of federal NOLs, of which approximately $3.8 million relates to excess tax benefits with respect to share-based compensation that have not been recognized in our consolidated financial statements. Our federal NOLs are available to reduce future federal taxable income subject to the limitations and estimates described above and the application of the tax rules and regulations. The NOLs begin expiring in the years 2025 through 2033.

As of January 1, 2013, our 2009-2012 income tax years remain subject to examination by the Internal Revenue Service. In addition, our 2009-2012 state income/franchise tax years remain subject to examination by the States of Louisiana and Texas. As of the date of these financial statements, our 2013 U.S. federal and state income tax returns have not been filed, although management expects to file such returns in a timely manner during 2014. We have no material uncertain tax positions as of December 31, 2013.

(12) Employee Benefit Plans

Share-Based Compensation Plans

In September 2009 the Board of Directors adopted the 2009 Long Term Incentive Plan (the “2009 LTIP”). The purpose of the 2009 LTIP is to provide a means to enhance our profitable growth by attracting and retaining directors, officers and other key employees through affording such individuals a means to acquire and maintain stock ownership or awards the value of which is tied to the performance of our common stock. All directors, officers and other key employees providing services

F-22

to the Company are potentially eligible to participate in the 2009 LTIP. The 2009 LTIP provides for grants of (i) incentive stock options qualified as such under income tax rules and regulations, (ii) stock options that do not qualify as incentive stock options, (iii) restricted stock awards, (iv) restricted stock units, (v) stock appreciation rights, (vi) bonus stock and awards in lieu of Company obligations, (vii) dividend equivalents in connection with other awards, (viii) deferred shares, (ix) performance units or shares, or (x) any combination of such awards (collectively referred to as “Awards”). The 2009 LTIP is administered by the Compensation Committee of our Board of Directors (the “Compensation Committee”).

Without stockholder or participant approval, the Board of Directors may amend, alter, suspend, discontinue or terminate the 2009 LTIP or the Compensation Committee’s authority to grant Awards under the 2009 LTIP, except that any amendment or alteration of the 2009 LTIP, including any increase in any share limitation, shall be subject to the approval of the stockholders not later than the next annual meeting if stockholder approval is required by any state or federal law or regulation or the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted.

On the date of the 2013 Annual Meeting of Stockholders, the stockholders approved an increase in the maximum aggregate number of shares of our common stock that may be issued pursuant to any and all Awards under the 2009 LTIP from 2,474,000 shares to 3,574,000 shares, subject to adjustment due to recapitalization or reorganization, or related to forfeitures or the expiration of Awards, as provided under the 2009 LTIP. As of December 31, 2013, 1,184,322 shares remained available for future grants.

The 2009 LTIP provides for the grant of stock options for which the exercise price, set at the time of the grant, will not be less than the fair market value per share at the date of grant. Our outstanding stock options generally have a term of 10 years and vest ratably on an annual basis over a three-year period from the date of grant, other than the stock option grant to our chief executive officer described in the following paragraph.

Pursuant to an employment agreement and the 2009 LTIP, on September 30, 2009, our new chief executive officer was granted an option to purchase 68,116 shares of our common stock, which was memorialized in an option award agreement dated as of October 1, 2009 (the “Option Agreement”). The terms of the Option Agreement provided for an exercise price equal to $10.00 per share. The closing price of our common stock on the NYSE on September 30, 2009 was $7.46 per share. The option vested ratably on a monthly basis over a 36-month period from the date of grant; however, the vesting for the first six months of the vesting period (the “Initial Period”) was deferred until the end of the Initial Period and any remaining unvested portion vested ratably on a monthly basis over the remainder of the 36-month vesting period, subject to the executive remaining continuously employed. Under the original terms of the award agreement, vested stock options under the Option Agreement were to expire 30 months following the applicable vesting date of such stock options. On May 1, 2012, the Compensation Committee modified the terms of the Option Agreement to extend the expiration of the stock options granted thereunder to September 30, 2019, resulting in additional compensation expense of $0.1 million in the year ended December 31, 2012. Upon a change in control as defined in the 2009 LTIP, all stock options under the Option Agreement remain exercisable for a period of not less than 30 months following the change in control.

In November 2009, the Compensation Committee approved a compensation program for each of our non-employee directors which provides for the annual grant of a stock award with a market value of $100,000 (as measured on the date of grant and prorated from the date of grant, as applicable). Pursuant to the terms of the program, one-half of each stock award vests immediately on the date of grant, and the remaining one-half vests immediately prior to the next annual meeting of stockholders held after the grant date. The grant date for these awards is typically on the date of our annual meeting of stockholders. Pursuant to this program and the 2009 LTIP, the five members of the Board of Directors were awarded, in the aggregate, a total of 15,305 shares, a total of 31,095 shares and a total of 31,405 shares during the years ended December 31, 2013, 2012, and 2011, respectively. Pursuant to elections made by two directors applicable to certain of these awards, the receipt of such awards totaling 39,009 shares is deferred until such directors cease to serve on our Board of Directors. During the year ended December 31, 2013, one of our non-employee directors resigned, forfeiting 1,531 shares awarded under this program.

F-23

The following table sets forth our stock option activity for the year ended December 31, 2013.

	Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Terms	Aggregate Intrinsic Value
			(in years)	(in thousands)
Outstanding on December 31, 2012	1,192,158	$14.30
Granted	369,137	27.48
Exercised	(108,122)	12.80
Forfeited/Cancelled	-	-
Outstanding on December 31, 2013	1,453,173	$17.76	7.8	$15,970
Exercisable on December 31, 2013	705,814	$13.45	6.9	$10,624

The fair value of each stock option award was estimated on the date of grant using the Black-Scholes option valuation model using the weighted average assumptions in the table below.

	Year Ended December 31,
	2013	2012	2011
Black-Scholes option pricing model assumptions:
Risk free interest rate	1.4%	1.0%	1.9%
Expected life (years)	6.0	6.0	6.0
Expected volatility	56%	56%	53%
Dividend yield	-	-	-

Expected volatility is generally based on the historical volatility of our stock over the period of time equivalent to the expected term of the options granted. As a result of our Chapter 11 reorganization in 2009 for purposes of determining expected volatility in 2013, 2012 and 2011, we included consideration of the historical volatility of the share prices of our peers over the relevant time periods in addition to our historical volatility before, during and after our reorganization. We disregarded our share price for the periods during which our stock price was impacted by factors leading up to the Chapter 11 filing and during the period of the Chapter 11 reorganization proceedings because we do not expect these events to reoccur during the expected term of the options. The expected term of options granted is generally derived from historical exercise patterns over a period of time, with consideration of the expected term of unvested options. However, because we do not have sufficient historical stock option exercise experience upon which to base an estimate of expected term, we used the simplified method for estimating expected term in 2013, 2012 and 2011. The risk-free interest rate is based on the interest rate on constant maturity bonds published by the Federal Reserve with a maturity commensurate with the expected term of the options granted.

The weighted-average grant-date fair value of stock options granted during the years ended December 31, 2013, 2012 and 2011 was $14.50, $8.84 and $7.97, respectively. The aggregate intrinsic value (the amount by which the market price of the stock on the date of exercise exceeded the market price of the stock on the date of grant) of stock options exercised during the years ended December 31, 2013, 2012 and 2011 was $2.1 million, $0.5 million and $0.1 million, respectively.

The following table sets forth the activity related to our non-vested share awards for the year ended December 31, 2013.

	Shares	Weighted- Average Grant- Date Fair Value
Non-vested share awards outstanding at December 31, 2012	326,952	$15.98
Granted	264,383	26.60
Vested	(145,309)	16.77
Forfeited	(1,531)	32.67
Non-vested share awards outstanding at December 31, 2013	444,495	$21.98

The fair value of non-vested share awards equals the market value of the underlying stock on the date of grant. The weighted-average grant-date fair value of the non-vested share awards granted during the years ended December 31, 2013, 2012 and 2011 was $26.60, $16.33 and $15.34 per share, respectively. The total fair value of non-vested share awards that

F-24

vested during the years ended December 31, 2013, 2012 and 2011 was $4.1 million, $2.0 million and $0.6 million, respectively.

The following table sets forth share-based compensation expense and related recognized tax benefits.

	Year Ended December 31,
	2013	2012	2011
Compensation Expense:
Stock Options	$3,426	$2,621	$1,497
Non-vested share awards	3,918	2,096	1,012
Deferred Income Tax Benefit	2,704	1,726	936

As of December 31, 2013, $5.6 million of total unrecognized compensation expense related to outstanding stock options was expected to be recognized over a weighted-average period of 2.0 years. As of December 31, 2013, $6.1 million of total unrecognized compensation expense related to non-vested share awards was expected to be recognized over a weighted-average period of approximately 2.0 years.

401(k) Plan

We also have a 401(k) Plan that covers all employees. We match 100% of each individual participant’s contribution not to exceed 6% of the participant’s compensation. Our matching contributions are made in cash. During the years ended December 31, 2013, 2012 and 2011, we made matching contributions to the 401(k) Plan of approximately $0.9 million, $0.8 million and $0.7 million, respectively.

Employee Retention Plans

The Company has two plans under which, in the event of termination of employment in connection with a change of control of our company, our officers and employees are entitled to receive a multiple of their salaries and bonuses (typically up to one or two-and-one-half times such amount) and certain other benefits in a lump sum cash payment. Additionally, all options, restricted stock, restricted share units and other similar awards would become fully vested.

(13) Commitments and Contingencies

We have operating leases for office space and equipment, which expire on various dates through 2019. Expense relating to operating obligations for the years ended December 31, 2013, 2012 and 2011 was $7.5 million, $2.4 million and $1.8 million, respectively. Future minimum commitments as of December 31, 2013 under these operating obligations are as follows (in thousands):

2014	$1,073
2015	1,222
2016	1,239
2017	661
2018	542
Thereafter	406
Future minimum commitments	$5,143

In connection with our exploration and development efforts, we are contractually committed to the acquisition of seismic data in the aggregate amount of $40.5 million to be incurred over the next four years.

We maintain restricted escrow funds in a trust for future abandonment costs at our East Bay property. The trust was originally funded with $15.0 million and, with accumulated interest, increased to $16.7 million at December 31, 2008. We may draw from the trust upon completion of qualifying abandonment activities at our East Bay field. At December 31, 2013, we had $6.0 million remaining in restricted escrow funds for decommissioning work in our East Bay field, which will remain restricted until substantially all required decommissioning in the East Bay field is complete. Amounts on deposit in the trust account are reflected in Restricted cash on our consolidated balance sheets.

We record liabilities when we deliver production that is in excess of our interest in certain properties. In addition to these imbalances, we may, from time to time, be allocated cash sales proceeds in excess of amounts that we estimate are due to us for our interest in production. These allocations may be subject to further review, may require more information to resolve or may be in dispute. In July 2010, we were notified by a purchaser of oil production from one of our non-operated fields that we were allocated, and received sales proceeds from, more oil production than we actually sold to that purchaser. The oil purchaser’s initial estimate of the oil volumes misallocated to us was approximately 74,000 barrels, which may have been valued at up to $6.9 million based on information provided by the oil purchaser. We had previously recorded an amount

F-25

that we believed may have been payable related to a potential reallocation, which amount was reflected in Accrued expenses in the accompanying consolidated balance sheet as of December 31, 2012. In connection with the sale of the BM Interests in 2013, the buyer assumed any liability we may have had related to this matter.

We and our oil and gas joint interest owners are subject to periodic audits of the joint interest accounts for leases in which we participate and/or operate. As a result of these joint interest audits, amounts payable or receivable by us for costs incurred or revenue distributed by the operator or by us on a lease may be adjusted, resulting in adjustments, increases or decreases, to our net costs or revenues and the related cash flows. Such adjustments may be material. When they occur, these adjustments are recorded in the current period, which generally is one or more years after the related cost or revenue was incurred or recognized by the joint account.

We are a defendant in a number of lawsuits and are involved in governmental and regulatory proceedings, all of which arose in the ordinary course of business, including, but not limited to, personal injury claims, royalty claims, contract claims, and environmental claims, including claims involving assets owned by acquired companies. While the ultimate outcome and impact on us cannot be predicted with certainty, management believes that the resolution of pending proceedings will not have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

(14) Interim Financial Information (Unaudited)

The following tables summarize our consolidated unaudited interim financial information for the years ended December 31, 2013 and 2012.

	Three Months Ended
	March 31	June 30	September 30(1)	December 31(2)
	(In thousands, except per share data)
2013
Revenues	$182,349	$184,087	$183,992	$142,610
Costs and expenses	109,657	98,535	143,178	122,077
Income from operations	72,692	85,552	40,814	20,533
Net income (loss)	29,037	69,579	(1,284)	(12,058)
Earnings (loss) per share:
Basic	$0.74	$1.77	$(0.03)	$(0.31)
Diluted	0.73	1.75	(0.03)	(0.31)

_____________________

(1)	Included in net income (loss) for the three months ended September 30, 2013 is the loss on abandonment activities totaling $22.6 million resulting from an increase in required scope of work attributable to changes in regulatory interpretations and enforcement by BSEE in the deepwater.

(2)	The decrease in revenue for the quarter ended December 31, 2013 compared to the quarter ended September 30, 2013 is primarily due to a decrease in oil production and a decrease in the average selling prices of our oil.

	Three Months Ended
	March 31	June 30	September 30	December 31 (1)
	(In thousands, except per share data)
2012
Revenues	$98,796	$99,270	$86,668	$138,899
Costs and expenses	71,501	68,071	67,379	86,235
Income from operations	27,295	31,199	19,289	52,664
Net income (loss)	1,503	35,401	(2,247)	24,153
Earnings (loss) per share:
Basic	$0.04	$0.90	$(0.06)	$0.62
Diluted	0.04	0.90	(0.06)	0.61

_____________________

(1)	Includes the results of operations of the Hilcorp Properties, which we acquired on October 31, 2012.

F-26

(15) Supplementary Oil and Natural Gas Disclosures—(Unaudited)

Our estimates of proved reserves are based on a reserve report prepared as of December 31, 2013 by the independent petroleum engineering firm Netherland, Sewell & Associates, Inc. Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” natural gas and crude oil reserves is very complex, requiring significant professional judgment in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the professional judgment required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures. Proved reserves are estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

The following table sets forth our estimated net proved reserves, changes in our estimated net proved reserves and our net proved developed and undeveloped reserves.

	Oil (Mbbls)	Gas (Mmcf)	Oil Equivalent (Mboe)
Estimated Proved Reserves:
December 31, 2010	17,223	61,251	27,431
Acquisitions (a)	7,987	8,640	9,427
Extensions and discoveries	2,266	4,664	3,043
Revisions	2,778	(6,678)	1,666
Production	(2,953)	(9,092)	(4,468)
December 31, 2011	27,301	58,785	37,099
Acquisitions (b)	16,430	115,876	35,742
Extensions and discoveries (c)	6,388	10,241	8,095
Revisions	1,128	4,033	1,800
Production	(3,805)	(8,996)	(5,304)
December 31, 2012	47,442	179,939	77,432
Acquisitions	366	209	401
Sales	(1,415)	(916)	(1,568)
Extensions and discoveries (d)	7,354	20,247	10,729
Revisions	3,952	(10,128)	2,264
Production	(6,182)	(15,767)	(8,810)
December 31, 2013	51,517	173,584	80,448
Proved developed reserves:
December 31, 2011	24,791	52,739	33,581
December 31, 2012	37,908	120,687	58,022
December 31, 2013	39,439	107,687	57,387
Proved undeveloped reserves:
December 31, 2011	2,510	6,046	3,518
December 31, 2012	9,534	59,252	19,409
December 31, 2013	12,078	65,897	23,061

_____________________

(a)	Reserves acquired in the acquisitions of the ASOP Properties and Main Pass Interests.
(b)	Reserves acquired in the acquisitions of the Hilcorp Properties and the ST41 Interests.
(c)	Includes extensions and discoveries across 6 different fields, primarily within our West Delta and Ship Shoal areas. These extensions and discoveries added volumes ranging from 18 Mboe to 1.2 Mmboe each, with three exceeding 1.0 Mmboe each.
(d)	Includes extensions and discoveries across 12 different fields, primarily within our Ship Shoal and West Delta areas. The Ship Shoal 208 field accounts for 46% of our total extensions and discoveries with 4,973 Mboe, consisting of 3,967 Mbbls of oil and 6,035 Mmcf of produced gas. The remaining 11 locations account for up to 16% each of total extensions and discoveries with reserves ranging from 10 Mboe to 1.6 Mmboe.

F-27

Capitalized costs for oil and natural gas producing activities consist of the following:

	Year Ended December 31,
	2013	2012
	(In thousands)
Proved properties	$2,307,891	$1,982,657
Unproved properties	39,191	36,992
Accumulated depreciation, depletion and amortization	(614,068)	(424,520)
Net capitalized costs	$1,733,014	$1,595,129

The following table sets forth the costs incurred associated with finding, acquiring and developing our proved oil and natural gas reserves.

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Acquisitions — Proved (1)	$46,047	$706,322	$261,812
Acquisitions — Unproved	2,200	7,496	14
Exploration	46,100	43,338	17,129
Development (2)	303,245	180,938	83,577
Costs incurred	$397,592	$938,094	$362,532

_____________________

(1)	For the year ended December 31, 2013, includes $29.7 million associated with the Hilcorp Acquisition and $16.7 million associated with the WD29 Acquisition. See Note 2, “Acquisitions and Dispositions” for more information.
(2)	Includes our estimates during the years ended December 31, 2013, 2012 and 2011 of incurred asset retirement obligations associated with finding and developing our proved oil and natural gas reserves of $1.2 million, $1.2 million and $0.2 million, respectively.

Expenditures incurred for exploratory dry holes are included in investing activities in the consolidated statements of cash flows.

Standardized Measure of Discounted Future Net Cash Flows Relating to Reserves

The following information has been developed utilizing procedures prescribed by ASC 932. It may be useful for certain comparative purposes, but should not be solely relied upon in evaluating our performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of our oil and natural gas reserves or the current value of the Company.

We believe that the following factors should be taken into account in reviewing the following information: (1) future costs and sales prices are likely to differ materially from those required to be used in these calculations; (2) due to future market conditions, governmental regulations and other factors, actual rates of production achieved in future years may vary significantly from the rate of production assumed in the calculations; (3) the use of a 10% discount rate, while mandated under ASC 932, is arbitrary and may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and (4) future net revenues may be subject to different rates of income taxation.

The Standardized Measure of Discounted Future Net Cash Flows uses future cash inflows estimated using oil and natural gas prices computed by applying the use of physical pricing based on the simple average of the closing price on the first day of each of the twelve months during the fiscal year (as required by ASC 932) and by applying historical adjustments, including transportation, quality differentials, and purchaser bonuses, on an individual property basis, to the year-end quantities of estimated proved reserves. The historical adjustments applied to the computed prices are determined by comparing our historical realized price experience with the comparable historical market, or posted, price. These adjustments can vary significantly over time both in amount and as a percentage of the posted price, especially related to our oil prices during periods when the market price for oil varies widely. The price adjustments reflected in our computed reserve prices may not represent the amount of price adjustments we may actually obtain in the future when we sell our production, nor do they give effect to any hedging transactions that we may enter into. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs with the assumption of the continuation of existing economic conditions in order to arrive at net cash flows before tax. Future income tax expense has been computed by applying period-end statutory tax rates to aggregate future net cash flows, reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% annual discount rate in computing Standardized Measure of Discounted Future Net Cash Flows is required by ASC 932.

F-28

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves is as follows:

	Year Ended December 31,
	2013	2012
	(In thousands)
Future cash inflows	$5,937,536	$5,401,290
Future production costs	(1,957,868)	(1,823,303)
Future development costs (1)	(1,085,440)	(936,580)
Future income taxes	(641,536)	(537,546)
Future net cash flows after income taxes	2,252,692	2,103,861
10% annual discount for estimated timing of cash flows	(603,614)	(529,579)
Standardized measure of discounted future net cash flows	$1,649,078	$1,574,282

_____________________

(1)	Future development costs as of December 31, 2013, include $569.9 million of estimated abandonment and decommissioning costs, net of $25.8 million of estimated salvage values. Future development costs as of December 31, 2012 include $466.9 million of estimated abandonment and decommissioning costs, net of $32.6 million of estimated salvage values.

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and natural gas reserves for the years ended December 31, 2013 and 2012 is as follows:

	Year Ended December 31,
	2013	2012
	(In thousands)
Beginning of the period	$1,574,282	$876,169
Sales and transfers of oil and natural gas produced, net of production costs	(513,906)	(317,059)
Net changes in prices and production costs	96,751	(244,824)
Purchase of minerals in place	26,708	797,085
Sales of minerals in place	(64,539)	-
Extensions, discoveries and improved recoveries, net of future production costs	363,493	452,258
Revision of quantity estimates	84,490	55,133
Previously estimated development costs incurred during the period	33,920	39,321
Changes in estimated future development costs	18,229	746
Changes in production rates (timing) and other	(113,022)	(14,157)
Accretion of discount	197,927	110,070
Net change in income taxes	(55,255)	(180,460)
Net increase (decrease)	74,796	698,113
End of period	$1,649,078	$1,574,282

At December 31, 2013 and 2012, the computation of the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves was based on the following computed prices:

	2013	2012
per barrel of oil	$105.30	$105.13
per Mcf for natural gas	$3.73	$2.92

F-29

(16) Supplemental Condensed Consolidating Financial Information

In connection with issuing the 8.25% Senior Notes described in Note 7, all of our existing direct and indirect domestic subsidiaries (other than immaterial subsidiaries) each of which is 100% owned by EPL Oil & Gas, Inc. (the “Guarantor Subsidiaries”) jointly and severally guaranteed the payment obligations under our 8.25% Senior Notes. The guarantees are full and unconditional, as those terms are used in Rule 3-10 of Regulation S-X, except that a Guarantor Subsidiary can be automatically released and relieved of its obligations under certain customary circumstances contained in the 2011 Indenture. So long as other applicable provisions of the indenture are adhered to, these customary circumstances include: when a Guarantor Subsidiary is declared “unrestricted” for covenant purposes, when the requirements for legal defeasance or covenant defeasance or to discharge the indenture have been satisfied, or when the Guarantor Subsidiary is sold or sells all of its assets. The following supplemental financial information sets forth, on a consolidating basis, the balance sheets, statements of operations and cash flow information for EPL Oil & Gas, Inc. (Parent Company Only) and for the Guarantor Subsidiaries. We have not presented separate financial statements and other disclosures concerning the Guarantor Subsidiaries, or for any individual Guarantor Subsidiary, because management has determined that such information is not material to investors.

The supplemental condensed consolidating financial information has been prepared pursuant to the rules and regulations for condensed financial information and does not include all disclosures included in annual financial statements. Certain reclassifications were made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminating entries eliminate investments in subsidiaries, intercompany balances and intercompany revenues and expenses.

F-30

Supplemental Condensed Consolidating Balance Sheet

As of December 31, 2013

	Parent
	Company	Guarantor
	Only	Subsidiaries	Eliminations	Consolidated
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$8,812	$-	$-	$8,812
Trade accounts receivable - net	70,520	187	-	70,707
Intercompany receivables	39,085	-	(39,085)	-
Fair value of commodity derivative instruments	501	-	-	501
Deferred tax asset	8,949	-	-	8,949
Prepaid expenses	6,868	-	-	6,868
Total current assets	134,735	187	(39,085)	95,837
Property and equipment	2,041,689	313,530	-	2,355,219
Less accumulated depreciation, depletion, amortization and impairments	(526,736)	(92,052)	-	(618,788)
Net property and equipment	1,514,953	221,478	-	1,736,431
Investment in affiliates	122,697	-	(122,697)	-
Deposit for Nexen Acquisition	7,040	-	-	7,040
Restricted cash	6,023	-	-	6,023
Fair value of commodity derivative instruments	238	-	-	238
Deferred financing costs	10,106	-	-	10,106
Other assets	2,067	89	-	2,156
Total assets	$1,797,859	$221,754	$(161,782)	$1,857,831
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,758	$673	$-	$59,431
Intercompany payables	-	39,085	(39,085)	-
Accrued expenses	131,111	14	-	131,125
Asset retirement obligations	51,601	-	-	51,601
Fair value of commodity derivative instruments	29,636	-	-	29,636
Total current liabilities	271,106	39,772	(39,085)	271,793
Long-term debt	627,355	-	-	627,355
Asset retirement obligations	160,466	43,383	-	203,849
Deferred tax liabilities	106,910	15,902	-	122,812
Fair value of commodity derivative instruments	2,136	-	-	2,136
Other	673	-	-	673
Total liabilities	1,168,646	99,057	(39,085)	1,228,618
Stockholders’ equity:
Preferred stock	-	-	-	-
Common stock	41	-	-	41
Additional paid-in capital	519,114	85,479	(85,479)	519,114
Treasury stock, at cost	(31,157)	-	-	(31,157)
Retained earnings	141,215	37,218	(37,218)	141,215
Total stockholders’ equity	629,213	122,697	(122,697)	629,213
Total liabilities and stockholders' equity	$1,797,859	$221,754	$(161,782)	$1,857,831

F-31

Supplemental Condensed Consolidating Balance Sheet

As of December 31, 2012

	Parent
	Company	Guarantor
	Only	Subsidiaries	Eliminations	Consolidated
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,521	$-	$-	$1,521
Trade accounts receivable - net	66,994	997	-	67,991
Intercompany receivables	55,575	-	(55,575)	-
Fair value of commodity derivative instruments	3,302	-		3,302
Deferred tax asset	3,322	-	-	3,322
Prepaid expenses	9,873	-		9,873
Total current assets	140,587	997	(55,575)	86,009
Property and equipment	1,754,294	271,353	-	2,025,647
Less accumulated depreciation, depletion, amortization and impairments	(353,526)	(74,054)	-	(427,580)
Net property and equipment	1,400,768	197,299	-	1,598,067
Investment in affiliates	111,191	-	(111,191)	-
Restricted cash	6,023	-	-	6,023
Fair value of commodity derivative instruments	211	-	-	211
Deferred financing costs	12,386	-	-	12,386
Other assets	2,841	90	-	2,931
Total assets	$1,674,007	$198,386	$(166,766)	$1,705,627
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,740	$32	$-	$34,772
Intercompany payables	-	55,575	(55,575)	-
Accrued expenses	117,245	127	-	117,372
Asset retirement obligations	23,982	6,197	-	30,179
Fair value of commodity derivative instruments	10,026	-	-	10,026
Total current liabilities	185,993	61,931	(55,575)	192,349
Long-term debt	689,911	-	-	689,911
Asset retirement obligations	187,790	17,141	-	204,931
Deferred tax liabilities	59,571	8,123	-	67,694
Fair value of commodity derivative instruments	3,637	-	-	3,637
Other	1,132	-	-	1,132
Total liabilities	1,128,034	87,195	(55,575)	1,159,654
Stockholders’ equity:
Preferred stock	-	-	-	-
Common stock	40	-	-	40
Additional paid-in capital	510,469	85,479	(85,479)	510,469
Treasury stock	(20,477)	-	-	(20,477)
Retained earnings	55,941	25,712	(25,712)	55,941
Total stockholders’ equity	545,973	111,191	(111,191)	545,973
Total liabilities and stockholders' equity	$1,674,007	$198,386	$(166,766)	$1,705,627

F-32

Supplemental Condensed Consolidating Statement of Operations

Year Ended December 31, 2013

	Parent
	Company	Guarantor
	Only	Subsidiaries	Eliminations	Consolidated
	(In thousands)
Revenue:
Oil and natural gas	$606,743	$82,000	$-	$688,743
Other	689	3,606	-	4,295
Total revenue	607,432	85,606	-	693,038
Costs and expenses:
Lease operating	140,605	25,236	-	165,841
Transportation	3,548	20	-	3,568
Exploration expenditures and dry hole costs	22,265	4,290	-	26,555
Impairments	2,937	-	-	2,937
Depreciation, depletion and amortization	178,427	21,932	-	200,359
Accretion of liability for asset retirement obligations	23,196	5,103	-	28,299
General and administrative	28,137	-	-	28,137
Taxes, other than on earnings	1,084	10,406	-	11,490
Gain on sale of assets	(28,219)	(462)	-	(28,681)
Other	34,072	870	-	34,942
Total costs and expenses	406,052	67,395	-	473,447
Income from operations	201,380	18,211	-	219,591
Other income (expense):
Interest income	99	-	-	99
Interest expense	(52,368)	-	-	(52,368)
Loss on derivative instruments	(32,361)	-	-	(32,361)
Income from equity investments	11,506	-	(11,506)	-
Total other income (expense)	(73,124)	-	(11,506)	(84,630)
Income before provision for income taxes	128,256	18,211	(11,506)	134,961
Deferred income tax expense	(42,982)	(6,705)	-	(49,687)
Net income	$85,274	$11,506	$(11,506)	$85,274

F-33

Supplemental Condensed Consolidating Statement of Operations

Year Ended December 31, 2012

	Parent
	Company	Guarantor
	Only	Subsidiaries	Eliminations	Consolidated
	(In thousands)
Revenue:
Oil and natural gas	$318,749	$103,780	$-	$422,529
Other	15,152	952	(15,000)	1,104
Total revenue	333,901	104,732	(15,000)	423,633
Costs and expenses:
Lease operating	71,002	23,848	-	94,850
Transportation	611	4	-	615
Exploration expenditures and dry hole costs	18,790	9	-	18,799
Impairments	8,883	-	-	8,883
Depreciation, depletion and amortization	92,689	20,892	-	113,581
Accretion of liability for asset retirement obligations	10,551	5,014	-	15,565
General and administrative	22,845	15,363	(15,000)	23,208
Taxes, other than on earnings	1,162	11,845	-	13,007
Other	5,496	(818)	-	4,678
Total costs and expenses	232,029	76,157	(15,000)	293,186
Income from operations	101,872	28,575	-	130,447
Other income (expense):
Interest income	136	-	-	136
Interest expense	(28,568)	-	-	(28,568)
Loss on derivative instruments	(13,305)	-	-	(13,305)
Income from equity investments	18,945	-	(18,945)	-
Total other income (expense)	(22,792)	-	(18,945)	(41,737)
Income before provision for income taxes	79,080	28,575	(18,945)	88,710
Deferred income tax expense	(20,270)	(9,630)	-	(29,900)
Net income	$58,810	$18,945	$(18,945)	$58,810

F-34

Supplemental Condensed Consolidating Statement of Operations

Year Ended December 31, 2011

	Parent
	Company	Guarantor
	Only	Subsidiaries	Eliminations	Consolidated
	(In thousands)
Revenue:
Oil and natural gas	$245,567	$102,640	$-	$348,207
Other	15,007	113	(15,000)	120
Total revenue	260,574	102,753	(15,000)	348,327
Costs and expenses:
Lease operating	51,618	18,663	-	70,281
Transportation	766	13	-	779
Exploration expenditures and dry hole costs	14,045	223	-	14,268
Impairments	32,532	(66)	-	32,466
Depreciation, depletion and amortization	82,168	22,456		104,624
Accretion of liability for asset retirement obligations	9,013	6,929		15,942
General and administrative	18,281	15,460	(15,000)	18,741
Taxes, other than on earnings	(733)	15,098	-	14,365
Other	9,940	(205)	-	9,735
Total costs and expenses	217,630	78,571	(15,000)	281,201
Income from operations	42,944	24,182	-	67,126
Other income (expense):
Interest income	102	-	-	102
Interest expense	(17,548)	-	-	(17,548)
Loss on derivative instruments	(5,870)	-	-	(5,870)
Loss on early extinguishment of debt	(2,377)	-	-	(2,377)
Loss from equity investments	15,532	-	(15,532)	-
Total other income (expense)	(10,161)	-	(15,532)	(25,693)
Loss before provision for income taxes	32,783	24,182	(15,532)	41,433
Deferred income tax expense	(6,172)	(8,650)	-	(14,822)
Net income	$26,611	$15,532	$(15,532)	$26,611

F-35

Supplemental Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2013

	Parent
	Company	Guarantor
	Only	Subsidiaries	Eliminations	Consolidated
	(In thousands)
Net cash provided by operating activities	$356,597	$30,962	$-	$387,559
Cash flows provided by (used in) investing activities:
Property acquisitions	(27,560)	-	-	(27,560)
Deposit for Nexen Acquisition	(7,040)	-	-	(7,040)
Exploration and development expenditures	(284,073)	(37,967)	-	(322,040)
Other property and equipment additions	(2,016)	-	-	(2,016)
Proceeds from sale of assets	45,312	7,005	-	52,317
Net cash used in investing activities	(275,377)	(30,962)	-	(306,339)
Cash flows provided by (used in) financing activities:
Repayments of indebtedness	(65,000)	-	-	(65,000)
Deferred financing costs	(674)	-	-	(674)
Purchase of shares into treasury	(9,640)	-	-	(9,640)
Exercise of stock options	1,385	-	-	1,385
Net cash used in financing activities	(73,929)	-	-	(73,929)
Net decrease in cash and cash equivalents	7,291	-	-	7,291
Cash and cash equivalents at beginning of period	1,521	-	-	1,521
Cash and cash equivalents at end of period	$8,812	$-	$-	$8,812

Supplemental Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2012

	Parent
	Company	Guarantor
	Only	Subsidiaries	Eliminations	Consolidated
	(In thousands)
Net cash provided by operating activities	$190,851	$23,020	$-	$213,871
Cash flows provided by (used in) investing activities:
Property acquisitions	(575,372)	(3,000)	-	(578,372)
Exploration and development expenditures	(165,308)	(19,542)	-	(184,850)
Other property and equipment additions	(1,265)	(478)	-	(1,743)
Net cash used in investing activities	(741,945)	(23,020)	-	(764,965)
Cash flows provided by (used in) financing activities:
Proceeds from indebtedness	509,313	-	-	509,313
Repayments of indebtedness	(20,000)	-	-	(20,000)
Deferred financing costs	(8,469)	-	-	(8,469)
Purchase of shares into treasury	(8,798)	-	-	(8,798)
Exercise of stock options	441	-	-	441
Net cash provided by financing activities	472,487	-	-	472,487
Net increase in cash and cash equivalents	(78,607)	-	-	(78,607)
Cash and cash equivalents at beginning of period	80,128	-	-	80,128
Cash and cash equivalents at end of period	$1,521	$-	$-	$1,521

F-36

Supplemental Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2011

	Parent
	Company	Guarantor
	Only	Subsidiaries	Eliminations	Consolidated
	(In thousands)
Net cash provided by operating activities	$136,245	$35,007	$-	$171,252
Cash flows provided by (used in) investing activities:
Decrease in restricted cash	2,466	-	-	2,466
Property acquisitions	(235,486)	-	-	(235,486)
Exploration and development expenditures	(40,996)	(35,007)	-	(76,003)
Other property and equipment additions	(1,568)	-	-	(1,568)
Net cash used in investing activities	(275,584)	(35,007)	-	(310,591)
Cash flows provided by (used in) financing activities:
Proceeds from indebtedness	203,794	-	-	203,794
Deferred financing costs	(6,646)	-	-	(6,646)
Purchase of shares into treasury	(11,353)	-	-	(11,353)
Exercise of stock options	119	-	-	119
Net cash provided by financing activities	185,914	-	-	185,914
Net increase in cash and cash equivalents	46,575	-	-	46,575
Cash and cash equivalents at beginning of period	33,553	-	-	33,553
Cash and cash equivalents at end of period	$80,128	$-	$-	$80,128

F-37

ANNEX A

LETTER OF TRANSMITTAL

TO TENDER
OUTSTANDING 7.50% SENIOR NOTES DUE 2021
OF
ENERGY XXI GULF COAST, INC.

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS
DATED APRIL 25, 2014

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON MAY 23, 2014 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS
EXTENDED BY THE ISSUERS.

The Exchange Agent for the Exchange Offer is:
By Registered & Certified Mail:	By Regular Mail or Overnight Courier:	In Person by Hand Only:

WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	WELLS FARGO BANK, N.A. 12th Floor – Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55402

By Facsimile (for Eligible Institutions only): (612) 667-6282

For Information or Confirmation by Telephone: (800) 344-5128

If you wish to exchange currently outstanding 7.50% Senior Notes due 2021 (the “Old Notes”) for an equal aggregate principal amount at maturity of new 7.50% Senior Notes due 2021 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exchange offer, you must validly tender (and not withdraw) old Notes to the exchange agent prior to the expiration date.

The undersigned hereby acknowledges receipt of the Prospectus, dated April 25, 2014 (the “Prospectus”), of Energy XXI Gulf Coast, Inc. (the “Issuer”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer (the “Exchange Offer”) to exchange their New Notes for a like principal amount of their issued and outstanding “Old Notes”). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the Old Notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Old Notes. Tenders of Old Notes are to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “The Exchange Offer — Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your Old Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures confirming that:

Annex A-1

— DTC has received your instructions to tender your Old Notes; and

— You agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1.         By tendering Old Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2.         Tenders of Old Notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000. By tendering Old Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Old Notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of Old Notes.

3.         You understand that the tender of the Old Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between the undersigned and the Issuer as to the terms and conditions set forth in the Prospectus.

4.         By tendering Old Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co. Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased Old Notes exchanged for such New Notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such New Notes.

5.         By tendering Old Notes in the Exchange Offer, you hereby represent and warrant that:

a.         the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

b.         you have no arrangement or understanding with any person to participate in the distribution of Old Notes or New Notes within the meaning of the Securities Act;

c.         you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuer;

d.         if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the New Notes; and

Annex A-2

e.         if you are a broker-dealer, that you will receive the New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such New Notes.

6.         You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Old Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of September 26, 2013 (the “Registration Rights Agreement”), by and among the Issuer, the Guarantors (as defined therein) and the Initial Purchasers (as defined therein). Such election may be made by notifying the Issuer in writing at 1021 Main, Suite 2626, Houston, Texas 77002, Attention: Ben Marchive. By making such election, you agree, as a holder of Old Notes participating in a shelf registration, to indemnify and hold harmless the Issuer, each of the directors of the Issuer, each of the officers of the Issuer who signs such shelf registration statement, each person who controls the Issuer within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each other holder of Old Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by you or on your behalf expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

7.         If you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering Old Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. The Issuer have agreed to that, for a period of up to 180 days after the consummation of the Exchange Offer, they will make the Prospectus, as amended or supplemented, promptly available to any broker-dealer for use in connection with any such resale of the New Notes. Requests for copies of the Prospectus should be directed to the Issuer in writing at 1021 Main, Suite 2626, Houston, Texas 77002, Attention: Ben Marchive. If you are a broker-dealer and Old Notes held for your own account were not acquired as a result of market-making or other trading activities, such Old Notes cannot be exchanged pursuant to the Exchange Offer.

8.         Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.         Book-Entry Confirmations.

Any confirmation of a book-entry transfer of Old Notes to the Exchange Agent’s account at DTC (a “Book-Entry Confirmation”), as well as any agent’s message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M., New York City time, on the Expiration Date.

2.         Partial Tenders.

The entire principal amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Old Notes is not tendered, then Old Notes for the principal amount of Old Notes not tendered and New Notes issued in exchange for any Old Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Old Notes are accepted for exchange.

Annex A-3

3.         Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer shall determine. Although the Issuer intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

4.         Waiver of Conditions.

The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.         No Conditional Tender.

No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

6.         Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.         Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “The Exchange Offer — Withdrawal of Tenders.”

8.         No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. YOU WILL, HOWEVER, BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS.

Annex A-4